UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

SILK ROAD MEDICAL, INC.
(Name of Registrant as Specified In Its Charter)
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SILK ROAD MEDICAL, INC.
1213 INNSBRUCK DRIVE
SUNNYVALE, CALIFORNIA 94089
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 2:30 p.m. Pacific Time on Thursday, June 17, 2021
Dear Stockholders of Silk Road Medical, Inc.:
We cordially invite you to attend the 2021 annual meeting of stockholders (the “Annual Meeting”) of Silk Road Medical, Inc., a Delaware corporation, which will be held on Thursday, June 17, 2021 at 2:30 p.m. Pacific Time, in person at 1213 Innsbruck Drive, Sunnyvale, California 94089, for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect two Class II directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;
2.To adopt and approve amendments to our Certificate of Incorporation to phase out the classified structure of our Board of Directors;
3.To hold an advisory vote to approve Named Executive Officer Compensation;
4.To hold an advisory vote on the frequency of advisory votes on Named Executive Officer Compensation;
5.To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
6.To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.
Our board of directors has fixed the close of business on April 21, 2021 as the record date for the Annual Meeting. Only stockholders of record on April 21, 2021 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
On or about May 7, 2021, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our annual report. The Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. All you have to do is enter the control number located on your Notice or proxy card.
YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.
We appreciate your continued support of Silk Road Medical.

By Order of the Board of Directors,

/s/ Jack W. Lasersohn
Jack W. Lasersohn Chairperson of the Board of Directors April 26, 2021

-i-

Policies and Procedures for Related Party Transactions	49
OTHER MATTERS	50
Section 16(A) Beneficial Ownership Reporting Compliance	50
Fiscal Year 2020 Annual Report and SEC Filings	50
APPENDIX A - PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION	51
-ii-

SILK ROAD MEDICAL, INC.
PROXY STATEMENT
FOR 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 2:30 p.m. Pacific Time on Thursday, June 17, 2021
This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2021 annual meeting of stockholders of Silk Road Medical, Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 17, 2021 at 2:30 p.m. Pacific Time, at 1213 Innsbruck Drive, Sunnyvale, California 94089. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our annual report is first being mailed on or about May 7, 2021 to all stockholders entitled to vote at the Annual Meeting.
The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
What is a proxy statement and what is a proxy?
A proxy statement is a document that the rules and regulations of the United States, including those of the Securities and Exchange Commission (“SEC”), require us to give to you when we ask you to give a proxy designating individuals to vote on your behalf. A proxy is your legal designation to another person to vote shares that you own. That other person is called a proxy. If you delegate someone as your proxy in a written document, that document is also called a proxy or proxy card.
Why am I receiving these proxy materials?
You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the April 21, 2021 record date. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.
Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?
Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy may be found on the Notice, along with instructions regarding procedures designed to ensure the authenticity and correctness of your proxy vote.
 In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual stockholders’ meetings on the environment. In connection with our upcoming Annual Meeting, if you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will report on our performance and respond to questions from stockholders.

What matters am I voting on?
You will be voting on:
•the election of two Class II directors to serve until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified;
•a proposal to adopt and approve amendments to our Certificate of Incorporation to phase out the classified structure of our board of directors;
•an advisory basis, a proposal to approve Named Executive Officer Compensation;
•an advisory vote on the frequency of advisory votes on Named Executive Officer Compensation;
•a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021; and
•any other business as may properly come before the Annual Meeting.
How does the board of directors recommend I vote on these proposals?
Our board of directors recommends a vote:
•“FOR” the election of Kevin J. Ballinger and Dr. Tony M. Chou as Class II directors;
•“FOR” the amendment to our Certificate of Incorporation to phase out the classified structure of our board of directors;
•“FOR” on the approval of Named Executive Officer Compensation.
•“1 YEAR” on the advisory vote on the frequency of advisory votes on Named Executive Officer Compensation; and
•“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.
Who is entitled to vote?
Holders of our common stock as of the close of business on April 21, 2021, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 34,468,571 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. Stockholders are not permitted to cumulate votes with respect to the election of directors.
Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or vote in person at the Annual Meeting. Throughout this proxy statement, we refer to these registered stockholders as “stockholders of record.”
Street Name Stockholders. If shares of our common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee as to how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker, bank or other nominee will provide a voting instruction form for you to use. Throughout this proxy statement, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”
How many votes are needed for approval of each proposal?
•Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.
•Proposal No. 2: The adoption and approval of the amendment to our Certificate of Incorporation to phase out the classified structure of our board of directors requires the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of our capital stock as of the record date for the Annual Meeting entitled to vote generally in the election of directors. Abstentions and broker non-votes will have the same effect as votes “against” the proposal.
•Proposal No. 3: The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will have the same effect as a vote “against” the proposal, and broker non-votes will not have any effect on the advisory vote.
•Proposal No. 4: For the advisory vote regarding the frequency of advisory votes on the compensation of our Named Executive Officers, you may vote to have such advisory votes every “1 YEAR,” “2 YEARS” or “3 YEARS,” or you may “ABSTAIN.” The frequency receiving the greatest number of votes cast by stockholders will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, we will treat such abstention as not having any effect on the advisory vote.
•Proposal No. 5: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.
What is the quorum?
A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our amended and restated bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions, withhold votes and broker non-votes are counted as shares present for purposes of determining a quorum.
How do I vote?
If you are a stockholder of record, there are four ways to vote:
•by Internet at www.proxyvote.com, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on June 16, 2021 (have your Notice or proxy card in hand when you visit the website);

•by toll-free telephone at 1-800-690-6903 (have your Notice or proxy card in hand when you call);
•by completing and mailing your proxy card (if you received printed proxy materials); or
•by written ballot at the Annual Meeting.
Even if you plan to attend the Annual Meeting in person, we recommend that you also vote by proxy so that your vote will be counted if you later decide not to attend.
If you are a street name stockholder, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee on how to vote your shares. Street name stockholders should generally be able to vote by returning an instruction card, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a street name stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
Can I change my vote?
Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:
•entering a new vote by Internet or by telephone;
•completing and mailing a later-dated proxy card;
•notifying the Secretary of Silk Road Medical, Inc., in writing, at 1213 Innsbruck Drive, Sunnyvale, California 94089; or
•completing a written ballot at the Annual Meeting.
If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.
What do I need to do to attend the Annual Meeting in person?
Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 2:15 p.m. Pacific Time and the Annual Meeting will begin at 2:30 p.m. Pacific Time. Each stockholder should be prepared to present:
•valid government photo identification, such as a driver’s license or passport; and
•if you are a street name stockholder, proof of beneficial ownership as of April 21, 2021, the record date, such as your most recent account statement reflecting your stock ownership prior to April 21, 2021, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.
Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Please allow ample time for check-in. Parking is limited.
What is the effect of giving a proxy?
Proxies are solicited by and on behalf of our board of directors. Each of Erica J. Rogers and Lucas W. Buchanan have been designated as proxy holders by our board of directors, with full power of substitution. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.
Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. The Notice containing instructions on how to access our proxy materials is first being mailed on or about May 7, 2021 to all stockholders entitled to vote at the Annual Meeting. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.
How are proxies solicited for the Annual Meeting?
Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker, bank or other nominee holds shares of our common stock on your behalf. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.
How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of our common stock in street name for their customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter: the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Your broker will not have discretion to vote on the election of directors, which is a “non-routine” matter, the proposal to adopt and approve amendments to our certificate of incorporation, or the advisory votes to be considered at the Annual Meeting, absent direction from you.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Silk Road Medical, Inc.
Attention: Investor Relations
1213 Innsbruck Drive
Sunnyvale, California 94089
Tel: (408) 720-9002
Street name stockholders may contact their broker, bank or other nominee to request information about householding.
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
Stockholder Proposals
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Secretary must receive the written proposal at our principal executive offices not later than March 23, 2022. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to:
Silk Road Medical, Inc.
Attention: Secretary
1213 Innsbruck Drive
Sunnyvale, California 94089
Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our amended and restated bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) brought pursuant to our proxy materials with respect to such meeting, (ii) otherwise properly brought before such meeting by or at the direction of our board of directors, or (iii) properly brought before such meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our amended and restated bylaws. To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the written notice at our principal executive offices:
•not earlier than February 21, 2022; and
•not later than the close of business on March 23, 2022.
In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before our 2022 annual meeting of stockholders and no later than the close of business on the later of the following two dates:
•the 90th day prior to our 2022 annual meeting of stockholders; or
•the 10th day following the day on which public announcement of the date of our 2022 annual meeting of stockholders is first made.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates
You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”
In addition, our amended and restated bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our amended and restated bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our amended and restated bylaws, which, in general, require that the notice be received by our Secretary within the time periods described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.
Availability of Bylaws
A copy of our amended and restated bylaws may be obtained by accessing our public filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of seven members. Six of our directors are independent within the meaning of the listing standards of The NASDAQ Stock Market. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. However, Proposal No. 2, seeks stockholder approval of amendments to our Certificate of Incorporation to phase out the classified structure of our board of directors.
The following table sets forth the names, ages as of February 28, 2021 and certain other information for each of the directors with terms expiring at the Annual Meeting (who are also nominees for election as a director at the Annual Meeting) and for each of the continuing members of our board of directors:

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms Expiring at the Annual Meeting/Nominees
Kevin J. Ballinger(1)(2)	II	48	Director	2020	2021	2024
Tony M. Chou, M.D.	II	60	Director	2007	2021	2024
Continuing Directors
Rick D. Anderson(2)(3)	I	60	Director	2020	2023	—
Jack W. Lasersohn(1)(3)	I	67	Director and Chairperson of the Board of Directors	2007	2023	—
Elizabeth H. Weatherman(3)	III	61	Director	2013	2022	—
Donald J. Zurbay(1)(2)	III	53	Director	2018	2022	—
Erica J. Rogers	I	57	President, Chief Executive Officer and Director	2012	2023	—
_________________________
(1)Member of the audit committee.
(2)Member of the compensation committee.
(3)Member of the nominating and corporate governance committee.
Nominees for Director
Kevin J. Ballinger Mr. Ballinger has served as a member of our board of directors since December 2020. Mr. Ballinger has been Chief Executive Officer of Aldevron, LLC, a privately held medical device company, since July 2020. Prior to joining Aldevron, he spent 25 years at Boston Scientific, a publicly traded global company focused on a variety of interventional medical specialties. During his last nine years at Boston Scientific, he served as Executive Vice President and Global President of the Interventional Cardiology division. Under his leadership, Mr. Ballinger grew the division to a $3 billion global business. Mr. Ballinger earned his BS in Mechanical Engineering from Michigan Technological University, and his MBA from the University of Minnesota’s Carlson School of Management.
We believe that Mr. Ballinger is qualified to serve on our board of directors due to his extensive experience in the medical device industry.
Tony M. Chou, M.D. Dr. Chou has served as a member of our board of directors since March 2007. Dr. Chou has been a general partner at The Vertical Group, a healthcare-focused venture capital firm, since August 2006. After joining The Vertical Group, Dr. Chou co-founded our Company in 2007 and served as Chief Executive Officer until November 2010. Prior to that, Dr. Chou had general management and business development responsibilities in the Abbott Vascular Division of Abbott Laboratories and last served as Division Vice President and General Manager of vascular closure, managing the FDA approval and global launch of the Perclose and Starclose products. Dr. Chou was previously the Director of the Adult Cardiac Catheterization Laboratory at the University of California, San Francisco, where he is currently Associate Professor of Medicine. Dr. Chou received a B.S. in physics and electrical engineering from Carnegie Mellon University and an M.D. from Case Western Reserve University.
We believe Dr. Chou is qualified to serve on our board of directors due to his background as a practicing physician and professor of medicine, experience in the medical device industry and extensive knowledge of our business.
Continuing Directors

Rick D. Anderson Mr. Anderson has served as a member of our board of directors since October 2020. Mr. Anderson has been the Chairman and Managing Director of Revival Healthcare Capital, a sustainable investment firm that specializes in medical devices and diagnostics since July 2018. He currently serves on the boards of Apollo Endosurgery and Cardiologs, a cardiovascular artificial intelligence company; on the Executive Advisory Board of LEK Consulting, a healthcare consulting firm; and as an Independent Director of ConvaTec Group Plc, a company specializing in medical products and related technologies. Mr. Anderson previously served as Chairman of the Board and Chief Executive Officer of ConvaTec Group Plc. He also previously served as Chairman of the Board for Cardiva Medical, IDEV Technologies, and Tryton Medical, and served as Director on the boards of Intersect ENT and multiple other medical device companies. Prior to founding Revival, Mr. Anderson served as a Managing Director at PTV Healthcare Capital, a venture capital and private equity firm specializing in the healthcare and life science industries. He also served as the Company Group Chairman of Johnson & Johnson and Worldwide Franchise Chairman of Cordis Corporation. Mr. Anderson holds a B.B.A. in Marketing from Mississippi State University.
We believe Mr. Anderson is qualified to serve on our board of directors due to his extensive business experience in the medical device industry and serving on the board of directors of public and private companies.

Jack W. Lasersohn, J.D. Mr. Lasersohn has served as a member of our board of directors since April 2007 and Chairman since March 2021. Since 1988, Mr. Lasersohn has been a general partner, or a principal of the general partner, of The Vertical Group, L.P., a private venture capital firm that is focused on the fields of medical technology and biotechnology. Prior to joining The Vertical Group’s predecessor, F. Eberstadt, in 1981, Mr. Lasersohn was a corporate attorney with Cravath, Swaine & Moore LLP. Mr. Lasersohn served on the board of directors of Masimo Corporation, a publicly traded global medical technology company, from January 1995 to 2017 and served on the board of directors of OncoMed Pharmaceuticals, Inc., a publicly traded clinical development-stage biopharmaceutical company, from July 2005 to April 2019. He also serves on the boards of a number of private medical device and biotechnology companies. Mr. Lasersohn is the past Chairman of the Medical Industry Group of the National Venture Capital Association, or NVCA, and previously served on the Executive Committee of the board of directors of the NVCA. Mr. Lasersohn has also served, by appointment, on various committees advising the U.S. Food and Drug Administration and the Center for Medicare and Medicaid Services. He holds a B.S. in physics from Tufts University, an M.A. from The Fletcher School of Law and Diplomacy, and a J.D. from Yale Law School.
We believe Mr. Lasersohn is qualified to serve on our board of directors due to his extensive experience as a venture capital investor and as a member of the boards of directors of multiple public and private medical device and biotechnology companies.
Elizabeth H. Weatherman. Ms. Weatherman has served on our board of directors since April 2013. Ms. Weatherman has been a Special Limited Partner of Warburg Pincus since January 2016. Ms. Weatherman previously was a Managing Director of Warburg Pincus and a member of the firm’s Executive Management Group. Ms. Weatherman joined Warburg Pincus in 1988 and led the firm’s Healthcare Group from 2008 to 2015. Ms. Weatherman serves on the board of directors of Wright Medical Group, N.V., Vapotherm Inc., and Nevro Corp., all publicly traded medical device companies. She serves on the Advisory Council of the Stanford Graduate School of Business, and on the board of trustees of Mount Holyoke College and Saint Ann’s School in Brooklyn, NY. Ms. Weatherman received a B.A. from Mount Holyoke College and an M.B.A. from the Stanford Graduate School of Business.
We believe that Ms. Weatherman is qualified to serve on our board of directors due to her extensive experience as a private equity investor and a director of public companies in the medical device industry.

Donald J. Zurbay. Mr. Zurbay has served on our board of directors since March 2018. Mr. Zurbay has been Chief Financial Officer of Patterson Companies, Inc., a publicly traded global medical device company, since June 2018. From March 2004 to February 2017, Mr. Zurbay held various leadership positions at St. Jude Medical, Inc., where he most recently served as Vice President and Chief Financial Officer from August 2012 to January 2017. Mr. Zurbay previously worked at PricewaterhouseCoopers as an Assurance and Business Advisory Services Senior Manager. Prior to PricewaterhouseCoopers, he was a General Accounting Manager at The Valspar Corporation. Prior to The Valspar Corporation, Mr. Zurbay was an auditor at Deloitte & Touche. Mr. Zurbay served on the board of directors of Avedro, Inc, a publicly traded medical device company, from July 2017 through its acquisition in November 2019 and serves on the board of directors of Sight Sciences, Inc. a private medical device company, since June 2020. Mr. Zurbay is a member of the American Institute of Certified Accountants and the Minnesota Society of Certified Public Accountants. Mr. Zurbay received a B.S. in business with an emphasis in accounting from the University of Minnesota.
We believe that Mr. Zurbay is qualified to serve on our board of directors due to his current and prior experience at leading publicly traded healthcare companies, including as a Chief Financial Officer, and his financial experience and expertise.
Erica J. Rogers. Ms. Rogers has served as our President and Chief Executive Officer and a member of our board of directors since October 2012. Ms. Rogers previously served as Chief Operating Officer of Medicines360, a non-profit pharmaceutical company developing drugs and devices for women, from June 2010 to October 2012. Ms. Rogers was an Executive Vice President at Nanosys, Inc. from December 2008 to March 2010. Prior to that, Ms. Rogers founded and was Chief Executive Officer of Allux Medical, and co-founded Visiogen, which was acquired by Abbott Medical Optics in 2009. She worked previously in neurovascular marketing at Target Therapeutics and peripheral vascular sales and sales training at Boston Scientific. Ms. Rogers has served on the board of directors of Lucira Health, Inc., a publicly traded medical diagnostics company, since November 2020 and also serves on the board of directors of Sight Sciences, Inc. a private medical device company, since 2019. Ms. Rogers received a B.S. in zoology from San Diego State University.
We believe Ms. Rogers’ management experience in the medical device industry, her experience in founding and building medical device companies and her extensive understanding of our business, operations, and strategy qualify her to serve on our board of directors.
Director Independence
Our common stock is listed on The NASDAQ Global Select Market. Under the rules of The Nasdaq Stock Market, independent directors must comprise a majority of a listed company’s board of directors within a specified period of time after listing on The Nasdaq Stock Market. Under Nasdaq Listing Rule 5605(a)(2), a director will qualify as an “independent director” only if, in the opinion of the company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Our board of directors has reviewed the independence of each director and determined that Ms. Weatherman, Dr. Chou and Messrs. Anderson, Ballinger, Lasersohn, and Zurbay, representing six of our seven directors, are independent directors under the rules of The Nasdaq Stock Market. Our board of directors will review the independence of each director at least annually. During these reviews, the board of directors will consider transactions and relationships between each director, and his or her immediate family and affiliates, and our company and its management to determine whether any such transactions or relationships are inconsistent with a determination that the director is independent. This review will be based primarily on responses of the directors to questions in a directors’ and officers’ questionnaire regarding employment, business, familial, compensation and other relationships with our company including its management.
In addition, the rules of The Nasdaq Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Members of the compensation committee must also satisfy additional independence requirements set forth in Nasdaq Listing Rule 5605(d)(2). In order to be considered independent for purposes of Nasdaq Listing Rule 5605(d)(2), a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries. Additionally, the board of directors of the listed company must consider whether the compensation committee member is an affiliated person of the listed company or any of its subsidiaries and, if so, must determine whether such affiliation would impair the director’s judgment as a member of the compensation committee.
We believe that a majority of our directors and the composition of our board of directors meets the requirements for independence under the current requirements of the SEC and The Nasdaq Stock Market. As required by The Nasdaq Stock Market, we anticipate that our independent directors will meet in regularly scheduled executive sessions at which only independent directors are present. We intend to comply with future governance requirements to the extent they become applicable to us.
Board Leadership Structure

We believe that the structure of our board of directors and its committees provides strong overall management of our company. The roles of Chairman of the Board and Chief Executive Officer are currently filled by separate individuals. Jack W. Lasersohn, an independent director, is the non-executive Chairman of our board of directors and Erica J. Rogers, is our President and Chief Executive Officer. Our board of directors believes that the separation of the offices of the Chairman and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. However, as described in further detail in our corporate governance guidelines, our board of directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairperson of our board of directors should be separate. Our board of directors elects our Chairperson and Chief Executive Officer, and each of these positions may be held by the same person or by different people. We believe that it is important that the board of directors retain flexibility to determine whether these roles should be separate or combined based upon the board of director’s assessment of our needs and our leadership at a given point in time.
We believe that independent and effective oversight of our business and affairs is maintained through the composition of our board of directors, the leadership of our independent directors and the committees and our governance structures and processes already in place. The board of directors consists of a majority of independent directors, and the committees of our board of directors are composed of independent directors.
Board Meetings and Committees
During our fiscal year ended December 31, 2020, our board of directors held eleven meetings (including regularly scheduled and special meetings), and each director attended at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.
Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we strongly encourage our directors to attend. All of our directors attended the annual meeting of stockholders in 2020.
Our board of directors has established a standing audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors has assessed the independence of the members of each of these standing committees as defined under the rules of The Nasdaq Stock Market and, in the case of the audit committee, the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or Exchange Act. The composition and responsibilities of each of the committees of our board of directors are described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Our audit committee consists of Messrs. Ballinger, Lasersohn and Zurbay with Mr. Zurbay serving as the chairperson. Our board of directors has determined that Messrs. Ballinger, Lasersohn and Zurbay meet the independence and experience, financial literacy and financial sophistication requirements applicable to audit committee members under the rules of The Nasdaq Stock Market and the SEC and that Mr. Zurbay is an “audit committee financial expert” as defined under applicable rules of the SEC. Our board of directors has assessed whether all members of the audit committee meet the composition requirements of The Nasdaq Stock Market, including the requirements regarding financial literacy and financial sophistication. The audit committee’s primary responsibilities include:
▪Appointing, approving the compensation of, and assessing the qualifications and independence of our independent registered public accounting firm, which currently is PricewaterhouseCoopers LLP;
▪Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
▪Preparing the audit committee report required by SEC rules to be included in our annual proxy statements;
▪Monitoring our internal control over financial reporting, disclosure controls and procedures;
▪Reviewing our risk management status;
▪Establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
▪Meeting independently with our independent registered public accounting firm and management; and
▪Monitoring compliance with the code of business conduct and ethics for financial management.

All audit and non-audit services must be approved in advance by the audit committee. Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of The NASDAQ Stock Market. A copy of the charter of our audit committee is available on our website. During our fiscal year ended December 31, 2020, our audit committee held eight meetings and did not act by written consent.
Compensation Committee
Our compensation committee consists of Messrs. Anderson, Ballinger and Zurbay with Mr. Anderson serving as the chairperson. Our board of directors has determined that each member of our compensation committee meets the independence requirements of Nasdaq Rule 5605(d)(2). The compensation committee’s responsibilities include:
▪Annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer and our other executive officers;
▪Annually reviewing and making recommendations to our board of directors with respect to the compensation of our chief executive officer and determining the compensation for our other executive officers;
▪Reviewing and making recommendations to our board of directors with respect to director compensation; and
▪Overseeing and administering our equity incentive plans.

Our chief executive officer and our vice president of human resources make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee. From time to time, our compensation committee may use outside compensation consultants to assist it in analyzing our compensation programs and in determining appropriate levels of compensation and benefits. For example, we have periodically engaged Compensia, Inc., to help develop our compensation philosophy, select of a group of peer companies to use for compensation benchmarking purposes and cash and equity compensation levels for our directors, executives and other employees based on current market practices. Our board of directors has adopted a written charter for the compensation committee, which is available on our website. During our fiscal year ended December 31, 2020, our compensation committee held three meetings and acted by written consent seven times.
Nominating and Corporate Governance Committee

Ms. Weatherman and Messrs. Anderson and Lasersohn serve on our nominating and corporate governance committee. Ms. Weatherman serves as the chair of the nominating and corporate governance committee. Each member of our nominating and corporate governance committee meets the requirements for independence under the listing standards of The NASDAQ Stock Market and SEC rules and regulations. The nominating and corporate governance committee's responsibilities include:
▪identifying individuals qualified to become members of our board of directors;
▪recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;
▪reviewing and making recommendations to our board of directors with respect to management succession planning;
▪developing, updating and recommending to our board of directors’ corporate governance principles and policies; and
▪overseeing the evaluation of our board of directors and committees.
Our board of directors has adopted a written charter for the nominating and corporate governance committee, which is available on our website. During our fiscal year ended December 31, 2020, our nominating and corporate governance committee held one meeting and acted by written consent twice.
Compensation Committee Interlocks and Insider Participation
During the last fiscal year, Dr. Chou and Messrs. Anderson, Ballinger, Lasersohn and Zurbay served as members of our compensation committee. None of the members of our compensation committee is or has been an officer or employee of our company within the past three years. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee.
Considerations in Evaluating Director Nominees
Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, such as character, professional ethics and integrity, judgment, business acumen, proven achievement and competence in one’s field, the ability to exercise sound business judgment, tenure on the board of directors and skills that are complementary to the board of directors, an understanding of the Company’s business, an understanding of the responsibilities that are required of a member of the board of directors, other time commitments. Nominees must also have the ability to offer advice and guidance to our Chief Executive Officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of our nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of our board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although our nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our board of directors is also committed to a diverse board, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences in considering nominees to the board of directors. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints and diversity with respect to professional background, education, race, ethnicity, gender, age and geography, as well as other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the board of directors. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.
Stockholder Recommendations for Nominations to the Board of Directors
Our nominating and corporate governance committee will consider candidates for director recommended by stockholders, so long as such recommendations comply with our amended and restated certificate of incorporation, amended and restated bylaws and applicable laws, rules and regulations, including those promulgated by the SEC. Our nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our amended and restated bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. This process is designed to ensure that our board of directors includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our common stock and a signed letter from the candidate confirming willingness to serve on our board of directors. Our nominating and corporate governance committee has discretion to decide which individuals to recommend for nomination as directors.
Under our amended and restated bylaws, stockholders may also nominate candidates for our board of directors. Any nomination must comply with the requirements set forth in our amended and restated bylaws and should be sent in writing to our Secretary at 1213 Innsbruck Drive, Sunnyvale, California 94089. To be timely for our 2022 annual meeting of stockholders, our Secretary must receive the nomination no earlier than February 21, 2022 and no later than March 23, 2022.
Communications with the Board of Directors
Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors and mailing the correspondence to our Secretary at Silk Road Medical, Inc., 1213 Innsbruck Drive, Sunnyvale, California 94089. Our Secretary, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors.
Corporate Governance Guidelines and Code of Business Conduct
We believe that good corporate governance is important to ensure that, as a public company, we will be managed for the long-term benefit of our stockholders. We and our board of directors have been reviewing the corporate governance policies and practices of other public companies, as well as those suggested by various authorities in corporate governance. We have also considered the provisions of the Sarbanes-Oxley Act and the rules of the SEC and The NASDAQ Stock Market.
Based on this review, our board of directors has taken steps to implement many of these provisions and rules. In particular, we have established charters for the audit committee and compensation committee, as well as a code of business conduct that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our code of business conduct is posted on the Corporate Governance portion of our website. Any amendments to our code of business conduct or waivers of our code of business conduct for directors and executive officers will be posted on the same website.

Risk Management
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational risk. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.
Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate. In addition, the Company hired a General Counsel in April 2021 to further assist in risk management and oversight activities.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, legal and regulatory compliance, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our board of directors reviews strategic and operational quality, regulatory and compliance risks in the context of reports from the management team, receives reports on all significant committee activities and evaluates the risks inherent in significant transactions.
Director Compensation
Our board of directors approved our Outside Director Compensation Policy in April 2019, as amended in May 2020, to compensate each non-employee director for his or her service. Our board of directors will have the discretion to revise non-employee director compensation as it deems necessary or appropriate. Each non-employee director is eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards, as described below:
Cash Compensation. All non-employee directors are entitled to receive the following cash compensation for their services:
▪$40,000 per year for services as a board member;
▪$46,000 per year additionally for service as chairperson of the board of directors;
▪$20,000 per year additionally for service as chairperson of the audit committee;
▪$8,000 per year additionally for service as an audit committee member;
▪$15,000 per year additionally for service as chairperson of the compensation committee;
▪$6,000 per year additionally for service as a compensation committee member;
▪$10,000 per year additionally for service as chairperson of the nominating and corporate governance committee; and
▪$5,000 per year additionally for service as a nominating and corporate governance committee member.
Each annual cash retainer and additional annual fee is paid quarterly in arrears on a prorated basis.

Each non-employee director may also elect to receive all or part of his or her cash retainer and additional fee payments in the form of stock options under our 2019 Equity Incentive Plan, or 2019 Plan. Elections to receive cash retainer and additional fee payments in the form of options with respect to services to be performed during the period commencing on the date of an annual meeting of our stockholders, or an Annual Meeting, and ending on the following year’s Annual Meeting must generally be made on or prior to December 31st of the year prior to the year in which such annual period commences, or such earlier deadline as established by our board of directors or compensation committee (an “annual election”). Each individual who first becomes a non-employee director is permitted to elect to convert cash retainer and additional fee payments payable in the same calendar year through the date of the following year’s Annual Meeting into options, provided that the election is made prior to the date the individual becomes a non-employee director (an “initial election”).
All options granted in lieu of cash retainer and additional fee payments will vest in quarterly installments that generally track when cash retainer or additional fee payments would have been paid, with the final vesting event occurring on the date of the next Annual Meeting following the date of grant. Options granted in connection with an annual election will generally be granted on the date of the next Annual Meeting following the calendar year in which the election is made. Options granted in connection with an initial election will generally be granted either on the fifth of the month following the month of the individual’s election or appointment to our board of directors or on the date of the next Annual Meeting that occurs in the same calendar year as the individual’s election or appointment to our board of directors.
Equity Compensation. Non-employee directors are entitled to receive all types of awards (except incentive stock options) under the 2019 Plan (or the applicable equity plan in place at the time of grant), including discretionary awards not covered under the Outside Director Compensation Policy. Nondiscretionary, automatic grants of stock options and restricted stock units are made to our non-employee directors as follows:
▪Initial Grant. Each person who first becomes a non-employee director will be granted an award of stock options with a value of $175,000.
▪Annual Grant. Each non-employee director will be granted an award of stock options with a value of $86,250 and an award of restricted stock units with a grant date fair value of $28,750, on the date of each Annual Meeting.
The “value” for the options described above means the grant date fair value calculated in accordance with the Black-Scholes option valuation methodology, or such other methodology our board of directors or compensation committee may determine. The term of each option described above will be ten years from the date of grant, subject to earlier termination as provided in the 2019 Plan. The exercise price per share of each option will equal the closing trading price of a share of our common stock on the date of grant.
Subject to the applicable provisions of the 2019 Plan as further described under the section titled “Employee Benefit and Stock Plans,” (i) each Initial Option Grant will be scheduled to vest as to one-third of the shares subject to such Initial Option Grant on each annual anniversary of the date the applicable non-employee’s service as a non-employee director commenced, subject to the non-employee director continuing to provide services to the Company through the applicable vesting date and (ii) each Annual Grant will be scheduled to vest on the earlier of (a) the annual anniversary of the date of grant of such Annual Grant, or (b) the day immediately prior to the Annual Meeting next following the date the Annual Grant is awarded, provided that for either (a) or (b), the non-employee director has remained in continuous service with the Company through the applicable vesting date. Additionally, pursuant to our Outside Director Compensation Policy, in the event of a change in control, each outstanding and unvested equity award, including each Initial Grant and Annual Grant, held by a non-employee director who remains in continuous service through the date of such change in control will accelerate and fully vest.
Pursuant to our Outside Director Compensation Policy, no non-employee director may be issued, in any fiscal year, cash compensation and equity awards with an aggregate value greater than $500,000, increased to $1,000,000 for the fiscal year an individual initially becomes a member of our board of directors. Any cash compensation paid or equity awards granted to an individual for his or her services as an employee, for his or her services as a consultant (other than as a non-employee director), will not count for purposes of this limitation.

Compensation for Fiscal Year 2020
The following table sets forth a summary of the compensation received by our non-employee directors during our fiscal year ended December 31, 2020:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)(3)	Total ($)
Rick D. Anderson(4)	1,609	—	202,222	203,831
Kevin J. Ballinger(5)	—	—	174,964	174,964
Ruoxi Chen(6)	—	28,735	132,238	160,973
Tony M. Chou, M.D.	2,828	28,735	141,244	172,807
Amr Kronfol(7)	—	—	—	—
Jack W. Lasersohn	2,129	28,735	139,243	170,107
Robert E. Mittendorff, M.D.(8)	—	—	—	—
Elizabeth H. Weatherman	3,832	28,735	144,246	176,813
Donald J. Zurbay	67,135	28,735	86,247	182,117
_________________
(1)The amounts reported represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director for their service as a director during fiscal year 2020, including any annual retainer fees, committee and/or chairpersonship fees.
(2)The amount reported represents the aggregate grant-date fair value of the stock awards and stock options awarded, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2020 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”
(3)These amounts include the fair value of option awards received as (i) an initial award for Mr. Anderson and Mr. Ballinger and an annual award for Mr. Chen, Dr. Chou, Mr. Lasersohn, Ms. Weatherman and Mr. Zurbay under our non-employee director compensation policy and (ii) with respect to certain directors, in connection with their respective elections under our non-employee director compensation policy, made prior to the start of the year in which the fees were earned, to receive their cash retainers and additional fees in the form of stock options. The annual value of the fees forgone in lieu of options was $27,262 for Mr. Anderson (pro-rated as of his appointment date), $46,000 for Mr. Chen, $55,000 for Dr. Chou, $48,000 for Mr. Lasersohn, and $58,000 for Ms. Weatherman. The number of shares subject to the options was 887 shares for Mr. Anderson, 2,390 shares for Mr. Chen, 2,858 shares for Dr. Chou, 2,754 shares for Mr. Lasersohn, and 3,014 shares for Ms. Weatherman.
(4)Mr. Anderson was appointed to the board of directors effective October 1, 2020.
(5)Mr. Ballinger was appointed to the board of directors effective December 3, 2020.
(6)Mr. Chen resigned from the board of directors effective December 3, 2020. The director made an election prior to 2020 to receive the director’s cash retainers and additional fees for 2020 in the form of stock options, which were granted in 2019. Mr. Chen was vested in 597 shares subject to Mr. Chen’s options granted in 2020 in connection with Mr. Chen’s resignation to reflect Mr. Chen’s pro rata service to us in 2020. Mr. Chen’s 2020 annual stock award and annual option award were canceled upon Mr. Chen’s resignation.
(7)Mr. Kronfol resigned from the board of directors effective July 7, 2020. The director made an election prior to 2020 to receive the director’s cash retainers and additional fees for 2020 in the form of stock options, which were granted in 2019.
(8)Dr. Mittendorff resigned from the board of directors effective July 7, 2020. The director made an election prior to 2020 to receive the director’s cash retainers and additional fees for 2020 in the form of stock options, which were granted in 2019.

Equity awards granted to our non-employee directors during 2020 were as follows:

Name	Grant Date	Shares Subject to Stock Awards	Stock Awards ($) (1)	Shares Subject to Option Awards	Option Awards ($) (1)
Rick D. Anderson	10/1/2020	—	—	5,804	174,960
	11/5/2020	—	—	887	27,262
Kevin J. Ballinger	12/3/2020	—	—	6,723	174,964
Ruoxi Chen	7/8/2020	644	28,735	4,482	86,247
	7/8/2020	—	—	2,390	45,991
Tony M. Chou, M.D.	7/8/2020	644	28,735	4,482	86,247
	7/8/2020	—	—	2,858	54,997
Jack W. Lasersohn	7/8/2020	644	28,735	4,482	86,247
	7/8/2020	—	—	2,754	52,995
Elizabeth H. Weatherman	7/8/2020	644	28,735	4,482	86,247
	7/8/2020	—	—	3,014	57,999
Donald J. Zurbay	7/8/2020	644	28,735	4,482	86,247
_________________
(1)The amount reported represents the aggregate grant-date fair value of the stock awards and stock options awarded, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2020 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”
Equity awards outstanding as of December 31, 2020, held by our non-employee directors were as follows:

Name	Shares Subject to Outstanding Stock Awards	Shares Subject to Outstanding Options
Rick D. Anderson	—	6,691
Kevin J. Ballinger	—	6,723
Tony M. Chou, M.D.	644	18,427
Jack W. Lasersohn	644	19,139
Elizabeth H. Weatherman	644	54,203
Donald J. Zurbay	644	188,629
Directors who are also our employees receive no additional compensation for their service as directors. During 2020, Erica J. Rogers, who is one of our directors, was also an employee of our Company. See “Executive Compensation—Fiscal 2020 Summary Compensation Table” for additional information about the compensation for Ms. Rogers.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Our board of directors is currently composed of seven members. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. At the Annual Meeting, two Class II directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation, or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company. However, Proposal No. 2, seeks stockholder approval of amendments to our Certificate of Incorporation to phase out the classified structure of our board of directors.
Nominees
Our nominating and corporate governance committee has recommended, and our board of directors has approved, Kevin J. Ballinger and Tony M. Chou, M.D. as nominees for election as Class II directors at the Annual Meeting. If elected, each of Kevin J. Ballinger and Tony M. Chou, M.D. will serve as Class II directors until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified. Each of the nominees is currently a director of our company. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”
If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Kevin J. Ballinger and Tony M. Chou, M.D. We expect that each of Kevin J. Ballinger and Tony M. Chou, M.D. will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.
Vote Required
The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes and abstentions will have no effect on this proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2
APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO PHASE OUT THE CLASSIFIED STRUCTURE OF OUR BOARD OF DIRECTORS
Background

Under our Certificate of Incorporation, our board of directors is currently divided into three classes, with members of each class holding office for staggered three-year terms. We are asking you to adopt and approve amendments to our Certificate of Incorporation to phase out the present three-year, staggered terms of our directors and instead provide for the annual election of directors. After careful consideration, the board of directors approved, declared advisable, and recommended that our stockholders approve at the Annual Meeting, a plan to declassify the board of directors.
Rationale for Phasing Out the Classified Structure of Our Board of Directors

The board of directors took into consideration arguments in favor of and against continuation of the classified board structure and determined that it is in the best interests of the Company and its stockholders to declassify the board of directors. The board of directors considered the advantages of maintaining the classified board structure in light of our current circumstances, including that a classified board structure enhances the continuity and stability of the board of directors and helps our Company attract and retain committed directors who are able to develop a deeper knowledge of our business and the environment in which we operate and focus on long-term strategies. A classified board structure also provides protection against certain abusive takeover tactics and more time to solicit higher bids in a hostile takeover situation because it is more difficult to change a majority of directors on the board of directors in a single year. While the board of directors continues to believe that these are important considerations, the board of directors also considered potential advantages of declassification in light of our current circumstances, including the ability of stockholders to evaluate directors annually. A structure which requires annual elections for the entire board of directors is perceived by some institutional stockholders as increasing the accountability of directors to all stockholders. After carefully weighing all of these considerations, the board of directors approved and deemed advisable the proposed amendment to the Certificate of Incorporation and recommended that the stockholders adopt the amendment by voting in favor of this proposal.
Proposed Amendment

The following description of the proposed amendment is a summary and is qualified by the full text of the proposed amendment, which is attached to this Proxy Statement as Appendix A.

If the proposed amendment to our Certificate of Incorporation is adopted and approved by the stockholders, the classified structure of the board of directors would be phased-out commencing with the 2022 Annual Meeting and would result in the board of directors being declassified (and all members of the board of directors standing for annual elections) commencing with the 2024 Annual Meeting of stockholders. If the proposed amendment is not adopted, none of the changes described in Appendix A will be made to our Certificate of Incorporation. The board of directors reserves the right to abandon the proposed amendment at any time prior to the effectiveness of the Certificate of Amendment to be filed to effect the proposed amendment.

The proposed amendment to our Certificate of Incorporation would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at this Annual Meeting). Accordingly, the three-year term for directors elected at the 2020 Annual Meeting would expire at the 2023 Annual Meeting. The phasing-out of the classified structure of the board of directors pursuant to the proposed amendment would commence at the 2022 Annual Meeting. First, director nominees standing for election at the 2022 Annual Meeting would be elected to serve a one-year term. Then, director nominees standing for election at the 2023 Annual Meeting would be elected to serve a one-year term. Finally, beginning with the 2024 annual meeting, all directors would be elected to serve one-year terms and would stand for election at each subsequent annual meeting. The table below summarizes the implementation of the declassification of the board of directors pursuant to the proposed amendments:

Annual Meeting Year	Length of Term for Directors Elected	Year such Term Would Expire
2021	3 years	2024
2022	1 year	2023
2023	1 year	2024
2024 and after	1 year	Full Board Elected Annually

Approval of this Proposal No. 2 will also constitute stockholder approval of an amendment to Article V, Section 5.3 of the Certificate of Incorporation to provide that directors may be removed in the manner provided in Section 141(k) of the Delaware General Corporation Law, or DGCL, so that, once the board of directors is no longer classified, any director may be removed with or without cause by the affirmative vote of a majority of our common stock outstanding and entitled to vote, all as set forth in Appendix A.
Amendments to Our Amended and Restated Bylaws

If the proposed amendment to our Certificate of Incorporation is approved by our stockholders, the board of directors will approve certain amendments to our amended and restated bylaws to, among other things, remove references to the classified board structure. Pursuant to our Certificate of Incorporation and Delaware law, the amendments to our amended and restated bylaws are not subject to stockholder approval.
Vote Required

Pursuant to Article IX of our Certificate of Incorporation, the approval of the amendments to our Certificate of Incorporation contemplated in Proposal No. 2 would require the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of our capital stock outstanding as of the record date for the Annual Meeting. If you fail to vote or fail to instruct your broker or other nominee to vote, or vote to abstain from voting on this proposal, it will have the same effect as a vote AGAINST the proposal to amend our Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION TO PHASE OUT THE CLASSIFIED STRUCTURE OF OUR BOARD OF DIRECTORS

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing stockholders with an advisory vote on the overall compensation of our Named Executive Officers.

We are asking stockholders to approve, on an advisory basis, the compensation of our Named Executive Officers (“NEOs”), as disclosed pursuant to Securities and Exchange Commission rules, including in the Compensation Discussion & Analysis, the executive compensation tables and related material included in this proxy statement. This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation program and policies. The vote is not intended to address any specific item of compensation, but rather to address our overall approach to the compensation of our NEOs described in this proxy statement.

Vote Required

The advisory vote to approve the compensation of our Named Executive Officers, will be approved if the majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon vote for approval. The result of this vote will be considered the advisory vote of our stockholders. If you elect to abstain from voting on this proposal, the abstention will not have any effect on the advisory vote.

Your vote on this proposal is advisory, and therefore not binding on the Company or the board of directors, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the board of directors. Nevertheless, our board of directors values the opinions of our stockholders and will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NEOs.

PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the rules and regulations of the SEC, pursuant to Section 14A of the Exchange Act, we are providing our stockholders with a nonbinding, advisory vote on the frequency of future advisory votes on the compensation of our NEOs. Commonly known as a “Say-When-on-Pay” proposal, this vote gives our stockholders the opportunity to express their views on whether future advisory votes on the compensation of our NEOs should occur once every year, every two years or every three years.

Vote Required

You have four choices for voting on this proposal. You can choose whether future advisory votes on NEO compensation should be conducted every 1 YEAR, 2 YEARS or 3 YEARS. You may also ABSTAIN from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the Annual Meeting will be considered the advisory vote of our stockholders.

Your vote on this proposal is advisory, and therefore not binding on the company or the board of directors, and will not be interpreted as overruling a decision by, or creating or implying any additional fiduciary duty for, the board of directors. Nevertheless, our board of directors values the opinions of our stockholders and will take into account the outcome of this vote when making future decisions regarding the frequency of holding future advisory votes on the compensation of our NEOs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NEOS ON AN ANNUAL BASIS.

PROPOSAL NO. 5
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 31, 2021. During our fiscal year ended December 31, 2020, PwC served as our independent registered public accounting firm.
Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and our stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 31, 2021. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.
If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.
Fees Paid to the Independent Registered Public Accounting Firm
The following table represents aggregate fees billed to us for the years ended December 31, 2020 and 2019 by PricewaterhouseCoopers LLP. All fees below were approved by our Audit Committee.

Year Ending December 31,	2020	2019
Audit fees(1)	$2,255,000	$1,852,000
Audit related fees	—	—
Tax fees	—	—
All other fees	1,000	1,000
Total	$2,256,000	$1,853,000
_________________
(1)Audit fees consist of professional services rendered for the audits of our financial statements and reviews of quarterly financial statements. The audit fees incurred in 2019 also include fees of $857,000 related to services performed in connection with our initial public offering, which was completed in April 2019 and our follow-on offering, which was completed in August 2019, and review of documents filed with the SEC. The audit fees incurred in 2020 also includes fees of $193,000 related to services performed in connection with our public offering, which was completed in May 2020, and review of documents filed with the SEC.
Auditor Independence
In our fiscal year ended December 31, 2020, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.
Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under this policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC for our fiscal years ended December 31, 2020 and 2019 were pre-approved by our audit committee.

Vote Required
The ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

REPORT OF THE AUDIT COMMITTEE
The audit committee is a committee of the board of directors comprised solely of independent directors as required by the listing standards of The NASDAQ Stock Market and rules and regulations of the SEC. The audit committee operates under a written charter approved by the board of directors, which is available on the company’s website. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee will review and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.
With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s financial statements. The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for auditing these financial statements. It is the responsibility of the audit committee to oversee these activities. It is not the responsibility of the audit committee to prepare the company’s financial statements. These are the fundamental responsibilities of management. In the performance of its oversight function, the audit committee has:
•reviewed and discussed the audited financial statements with management and PwC;
•discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and
•received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.
Based on the audit committee’s review and discussions with management and PwC, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.
Respectfully submitted by the members of the audit committee of the board of directors:
Donald J. Zurbay (Chairperson)
Kevin J. Ballinger
Jack W. Lasersohn
This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (“Securities Act”), or under the Securities Exchange Act of 1934, as amended (“Exchange Act”), except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS
The following table identifies certain information about our executive officers as of February 28, 2021. Our executive officers are appointed by, and serve at the discretion of, our board of directors. Each of our executive officers serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Name	Age	Title
Erica J. Rogers	57	President, Chief Executive Officer and Director
Lucas W. Buchanan	43	Chief Operating Officer and Chief Financial Officer
Andrew S. Davis	52	Chief Commercial Officer
Richard M. Ruedy	54	Executive Vice President of Regulatory Affairs, Clinical Affairs and Quality Assurance
For a brief biography of Ms. Rogers, please see “Board of Directors and Corporate Governance — Continuing Directors.”
Lucas W. Buchanan. Mr. Buchanan has served as our Chief Operating Officer since October 2020 and as our Chief Financial Officer since July 2016. Mr. Buchanan originally joined us in August 2009 and has held multiple roles including Executive Vice President, Commercialization and Corporate Development and Vice President, Marketing and Business Development. From May 2013 to May 2014, Mr. Buchanan was a Senior Director of Strategy and Corporate Development at Impax Laboratories. From 2009 to 2011, Mr. Buchanan was part of our early team while employed at The Vertical Group, a venture capital firm and the founder of our Company. He previously worked at Medtronic and at Ernst & Young Corporate Finance LLC. Mr. Buchanan received a B.A. in economics from Duke University and an M.B.A. in health care management from The Wharton School at the University of Pennsylvania.
Andrew S. Davis. Mr. Davis has served as our Chief Commercial Officer since July 2020 and served as our Executive Vice President of Global Sales and Marketing since May 2015. From September 2014 to May 2015, Mr. Davis was Vice President of Sales and Marketing for U.S. and Canada in the Advanced Wound Therapy Group of Acelity. Mr. Davis previously held various leadership positions at Medtronic from 1999 until September 2014, where he most recently served as U.S. Vice President of Sales for CoreValve catheter-based therapies and prior to that was U.S. Vice President of Sales for Endovascular. Prior to Medtronic, Mr. Davis worked in sales at Boston Scientific. Mr. Davis received a B.S. in political science from Florida State University.
Richard M. Ruedy. Mr. Ruedy joined us in 2011 and is the Executive Vice President of Clinical and Regulatory Affairs, and Quality Assurance. Mr. Ruedy was previously Vice President of Regulatory, Clinical and Quality for Nevro Corporation from 2009 to 2010. Prior to Nevro, Mr. Ruedy served as Vice President of Regulatory Clinical and Quality affairs of Cardica, Inc. from April 2007 to May 2009. Mr. Ruedy also previously served as Director of Regulatory Affairs at Abbott Vascular, co-founded Acta Vascular (acquired by Covidien) and previously held positions of increasing responsibility at Edwards Lifesciences, Medtronic, TriPath Imaging (acquired by Becton Dickinson), and Parallax Medical (acquired by Arthrocare). Mr. Ruedy received a B.A. in English and international relations from Bucknell University.
EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to assist our stockholders in understanding our executive compensation program by providing an overview of our executive compensation-related policies, practices, and decisions for fiscal year 2020. It also explains how we determined the material elements of compensation for our principal executive officer, our principal financial officer, and the executive officers (other than our principal executive officer and principal financial officer) who were our most highly-compensated executive officers as of December 31, 2020, and who we refer to as our “named executive officers.” For 2020, our named executive officers were:
▪Erica J. Rogers, our President, Chief Executive Officer and Director;
▪Lucas W. Buchanan, our Chief Operating Officer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer);
▪Andrew S. Davis, our Chief Commercial Officer; and,
▪Richard M. Ruedy, our Executive Vice President of Clinical, Regulatory Affairs, and Quality Assurance.

This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each compensation element that we provide to our executive officers. In addition, it explains how and why the compensation committee of our board of directors arrived at the specific compensation decisions for our executives, including our named executive officers, in 2020.

Overview

We are a medical device company focused on reducing the risk of stroke and its devastating impact. We believe a key to stroke prevention is minimally invasive and technologically advanced intervention to safely and effectively treat carotid artery disease, one of the leading causes of stroke. We have pioneered a new approach for the treatment of carotid artery disease called transcarotid artery revascularization, or TCAR, which we seek to establish as the standard of care.

2020 Business Highlights

▪Revenue for the full year 2020 was $75.2 million, an increase of $11.9 million or 19%, compared to 2019.
▪Gross profit for the full year 2020 was $53.9 million compared to $47.4 million for 2019.
▪Gross margin for the full year 2020 declined to 72% compared to 75% in 2019, predominantly driven by unfavorable production variances as a result of temporarily idled manufacturing operations due to COVID-19.
▪Operating expenses were $96.8 million for the full year 2020, compared to $75.5 million in 2019.
▪Loss from operations was $42.9 million for 2020, as compared to a loss of $28.1 million in 2019.
▪Cash, cash equivalents, and short-term investments were $147.5 million as of December 31, 2020.

2020 Executive Compensation Highlights

Consistent with our performance and compensation philosophy as detailed below, the compensation committee took the following key actions with respect to compensation of our named executive officers for and during 2020:

Base Salary. Consistent with our intended approach to provide compensation competitive with peer companies, in March 2020 the compensation committee approved a base salary increase for our Chief Executive Officer of 28%, setting her base salary at $550,000 effective as of July 2020. This change set her base pay rate closer to the midpoint of the range of Chief Executive Officer roles in our peer companies. The compensation committee increased the annual base salaries of our other named executive officers between approximately 1% to 5% compared to 2019 levels. Furthermore, in October 2020 the compensation committee approved a base salary increase of 21% for Mr. Buchanan in connection with his promotion from Chief Financial Officer to Chief Operating Officer and Chief Financial Officer.

Annual Bonus. Consistent again with our intended approach to provide compensation competitive with peer companies, in March 2020 the compensation committee approved a bonus target change for our Chief Executive Officer increasing the target to 75% of base salary, representing an increase of 15%. This change set her annual bonus target at the midpoint of the range of Chief Executive Officer roles in our peer companies. No changes in bonus targets were made for our other named executive officers at that time. Furthermore, in October 2020 the compensation committee approved a bonus target change to 70% of base salary, an increase of 20% for Mr. Buchanan in connection with his promotion from Chief Financial Officer to Chief Operating Officer and Chief Financial Officer.

In February 2021, based on the assessment of specific financial measures and operating objectives that related to both near-term and long-term priorities of the Company while dealing with the impact of the COVID-19 global pandemic, the compensation committee approved discretionary bonus payouts of 96% of target for our named executive officers for fiscal 2020, with the exception of our Chief Executive Officer who elected to not receive any bonus payout for fiscal 2020. Also, in February 2021, the compensation committee made the decision to provide 50% of fiscal 2020 bonus payouts in cash and the remaining 50% in fully vested awards of restricted stock units (“RSUs”) under our 2019 Plan, instead of cash, in order to conserve the Company’s cash and further align the interests of our named executive officers with our long-term growth objectives.

Long-Term Incentive Compensation. In order to align the long-term interests of our executives and stockholders, support retention and provide motivational value, in March 2020 the compensation committee granted long-term incentive compensation in the form of stock options to purchase shares of our common stock and RSU awards under our 2019 Plan that may be settled for shares of our common stock. These awards are intended to provide long-term incentive compensation that is comparable with similar roles in our peer companies. The options and the RSUs each vest over a total of four years, provided the executive continues to provide services to the Company through each vesting date. In addition to awards made in March 2020, the compensation committee granted stock options and RSUs to Mr. Davis in August 2020 in connection with his promotion from Executive Vice President, Global Sales and Marketing to Chief Commercial Officer and granted stock options and RSUs to Mr. Buchanan in November 2020 in connection with his promotion from Chief Financial Officer to Chief Operating Officer and Chief Financial Officer. The aggregate grant date fair value of awards made in fiscal 2020 ranged from $1,660,655 for our Chief Executive Officer and from $414,849 to $3,620,477 for our other named executive officers.

Executive Compensation Policies and Practices

We endeavor to maintain sound executive compensation policies and practices, including compensation-related corporate governance standards, consistent with our executive compensation philosophy. During 2020, the following executive compensation policies and practices were in place, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behaviors that we do not believe serve our stockholders’ long-term interests:

What We Do	What We Don’t Do
Maintain an Independent Compensation Committee. The compensation committee consists solely of independent directors who establish our compensation policies and practices.

Retain an Independent Compensation Advisor. The compensation committee engages and retains its own advisors. During 2020, the compensation committee engaged Compensia, Inc. to provide information, analysis, and other advice to assist with its responsibilities. Compensia performs no other consulting services for the Company.

No “Single Trigger” Change in Control Severance Payments or Benefits. We do not provide “single trigger” change in control severance payments or benefits to our named executive officers.

No Excise Tax Payments on Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

Emphasize Long-Term Equity Compensation. The compensation committee uses equity awards to deliver long-term incentive compensation opportunities to our executives, including our named executive officers. These equity awards vest or may be earned over multi-year periods, which better serves our long-term value creation goals and retention objectives.

Reasonable Change-in-Control Arrangements. The post-employment compensation arrangements for our executives, including our named executive officers, provide for amounts and multiples that are within reasonable market norms.

Prohibition on Hedging and Pledging. Under our Insider Trading Policy, we prohibit our employees from hedging any Company securities and from pledging any Company securities as collateral for a loan.

Succession Planning. Our board of directors reviews the risks associated with our key executive positions on an annual basis so that we have an adequate succession strategy.

Limited Perquisites. We provide minimal perquisites and other personal benefits to our named executive officers.

No Tax Reimbursements on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, except in limited circumstances to achieve specific business objective.

No Special Retirement, Health or Welfare Benefits. We do not provide our named executive officers with any retirement, health or welfare benefit programs, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

No Stock Option Repricing. We do not reprice options to purchase shares of our common stock without stockholder approval.

Stockholder Advisory Votes on Named Executive Officer Compensation

At the Annual Meeting of Stockholders to which this proxy statement relates, we will be conducting the following stockholder advisory votes:

▪a non-binding vote on the compensation of our named executive officers (commonly known as a “Say-on-Pay” vote); and,
▪a non-binding vote on the frequency of future Say-on-Pay votes (commonly known as a “Say-When-on-Pay” vote).

See Proposals No. 3 and No. 4, respectively, in this proxy statement.

We value the opinions of our stockholders. Our board of directors and the compensation committee will consider the outcome of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our named executive officers.

Stockholders will have the option of voting on whether future Say-on-Pay votes should be held every one, two, or three years, or abstaining from such vote. In determining the frequency of future Say-on-Pay votes, our board of directors will take into consideration the preference of our stockholders as reflected by the results of the Say-When-on-Pay vote. Our board of directors is recommending that we hold future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis.

Executive Compensation Philosophy and Guiding Principles

We have designed our executive compensation program to reward our executives, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly competitive environments in which we operate. We believe that competitive compensation packages consisting of a combination of base salaries, annual bonus opportunities, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period, enable us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executives with our performance and long-term value creation for our stockholders.

The compensation committee periodically reviews and analyzes market trends and the prevalence of various compensation delivery vehicles and adjusts the design and operation of our executive compensation program from time to time as it deems necessary and appropriate. In designing and implementing the various elements of our executive compensation program, the compensation committee considers market and industry practices, including the compensation practices of our peer group, as discussed below. While the compensation committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor.

As we continue to grow, the compensation committee will evaluate our compensation philosophy and program objectives as circumstances require. At a minimum, we expect the compensation committee to review executive compensation annually.

Compensation-Setting Process

Role of the Compensation Committee

The compensation committee, among its other responsibilities, establishes our compensation philosophy, provides oversight of the Company’s compensation policies, and reviews and approves our executive compensation program, including the specific compensation of our named executive officers and other executives. The compensation committee has the authority to retain special counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities to determine the compensation of our executives. The compensation committee’s authority, duties, and responsibilities are described in its charter, which is reviewed regularly and revised and updated as warranted. The charter is available on our Company website at https://investors.silkroadmed.com.

While the compensation committee determines our overall compensation philosophy and approves the compensation of our executives, it relies on its compensation consultant and legal counsel, as well as our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer, and our Vice President, Human Resources to formulate recommendations with respect to specific compensation actions. The compensation committee makes all final decisions regarding compensation, including base salary levels, target annual bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards. The compensation of our Chief Executive Officer is additionally reviewed and approved by the full board of directors without her participation. The compensation committee meets on a regularly scheduled basis and at other times as needed. The compensation committee periodically reviews compensation matters with our board of directors.

At the beginning of each year, the compensation committee reviews our executive compensation program, including any incentive compensation plans and arrangements, to assess whether our compensation elements, actions, and decisions are (i) properly coordinated, (ii) aligned with our vision, mission, values, and corporate goals, (iii) provide appropriate short-term and long-term incentives for our executives, (iv) achieve their intended purposes, and (v) are competitive with the compensation of executives in comparable positions at the companies with which we compete for executive talent. Following this assessment, the compensation committee makes any necessary or appropriate modifications to our existing plans and arrangements or adopts new plans or arrangements.

The factors considered by the compensation committee in determining the compensation of our executives, including our named executive officers, for 2020 included:

▪the recommendations of our Chief Executive Officer (except with respect to her own compensation);
▪our performance against the short-term and long-term financial, operational and strategic objectives established by the compensation committee and our board of directors;
▪the need to retain executives;
▪a review of the relevant competitive market analysis prepared by its compensation consultant and advisors;
▪the scope of each individual executive officer’s role compared to other similarly situated executives at the companies in our peer group and/or selected compensation surveys;
▪the knowledge, skills, experience, qualifications, tenure and expected future contribution of the individual executive officer;
▪historical compensation provided to our executives; and
▪internal pay equity based on the impact on our business and performance.

The compensation committee did not weight these factors in any predetermined manner, nor did it apply any formulas in making its decisions. The members of the compensation committee considered this information in light of their individual experience, knowledge of the Company, knowledge of each executive officer, knowledge of the competitive market, and business judgment in making their decisions regarding executive compensation and our executive compensation program.

As part of this process, the compensation committee also evaluates the performance of our Chief Executive Officer each year and makes a recommendation to the board of directors regarding her base salary adjustments, target annual bonus opportunities, actual bonus payments, and long-term incentives in the form of equity awards. Our Chief Executive Officer is not present during any of the deliberations regarding her compensation.

Role of our Chief Executive Officer and Management

The compensation committee works with members of our management, including our Chief Executive Officer and Vice President, Human Resources, in determining the compensation of our named executive officers and other executives. Our management works with the compensation committee to recommend the structure of the annual bonus plan, and to identify and develop corporate performance objectives for such plan, and to evaluate actual performance against the selected measures. Our Chief Executive Officer also makes recommendations to the compensation committee as described in the following paragraph and is involved in the determination of compensation for executives.

At the beginning of each year, our Chief Executive Officer reviews the performance of our executives, including the named executive officers, for the previous year and then makes recommendations to the compensation committee for each element of compensation. Using her subjective evaluation of each executive’s performance and taking into consideration historical compensation awards to our executives and named executive officers and our corporate performance during the preceding year, these recommendations include base salary adjustments, target annual bonus opportunities for the subsequent year, actual bonus payments for the previous year, and long-term incentives in the form of equity awards for each of our executives (other than herself). The compensation committee then reviews these recommendations and considers the factors described above and makes decisions as to the total direct compensation of each executive (other than our Chief Executive Officer), as well as each individual compensation element.

While the compensation committee considers our Chief Executive Officer’s recommendations (for executives other than herself), as well as the competitive market analysis prepared by its compensation consultant, these recommendations and market data serve as only two of several factors in making its decisions with respect to the compensation of our executives and named executive officers. Ultimately, the compensation committee applies its own business judgment and experience to determine the individual compensation elements and amount of each element for our executives. Moreover, no executive participates in the determination of the amounts or elements of his or her own compensation.

Role of the Compensation Consultant

Pursuant to its charter, the compensation committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, as it determined in its sole discretion, to assist in carrying out its responsibilities. The compensation committee makes all determinations regarding the engagement, fees, and services of these advisors, and any such advisor reports directly to the compensation committee.

For fiscal 2020, the compensation committee engaged Compensia, Inc., a national compensation consulting firm, to provide information, analysis, and other assistance relating to our executive compensation program on an ongoing basis. The nature and scope of the services provided to the compensation committee by Compensia were as follows:

▪assisted in developing a relevant group of peer companies to help our compensation committee determine the appropriate level of overall compensation for our executives;
▪provided advice with respect to compensation best practices and market trends for executives and members of our board of directors;
▪conducted an analysis of the levels of overall compensation and each element of compensation for our executives;
▪conducted an analysis of the levels of overall compensation and each element of compensation for the members of our board of directors; and,
▪provided ad hoc advice and support throughout the year.

Representatives of Compensia attend meetings of the compensation committee as requested and also communicate with the compensation committee outside of meetings. Compensia reports to the compensation committee rather than to management, although Compensia may meet with members of management, including our Chief Executive Officer and Vice President, Human Resources, for purposes of gathering information on proposals that management may make to the compensation committee. During 2020, Compensia met with various executives to collect data and obtain management’s perspective on various executive compensation proposals.

The compensation committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.

The compensation committee has assessed the independence of Compensia taking into account, among other things, the various factors as set forth in Exchange Act Rule 10C-1 and the enhanced independence standards and factors set forth in the applicable listing standards of the NASDAQ Stock Market, and has concluded that its relationship with Compensia and the work of Compensia on behalf of the compensation committee has not raised any conflict of interest.

Competitive Positioning

As part of its deliberations, the compensation committee considers competitive market data on executive compensation levels and practices and a related analysis of such data. This data is drawn from a select group of peer companies developed by the compensation committee, as well as compensation survey data. The compensation peer group consists of health care supplies and equipment companies that are similar to us in terms of revenue, market capitalization and industry focus. In January 2020, the compensation committee, with the assistance of Compensia and input from management, developed and approved the following compensation peer group of 16 publicly traded companies for purposes of understanding the competitive market for executive talent for the purposes of fiscal 2020 compensation decisions:

Atrion	GenMark Diagnostics	ShockWave Medical
AxoGen	Inspire Medical Systems	SI-Bone
Axonics Modulation Technologies	Intersect ENT	STAAR Surgical Company
Cerus	iRhythm Technologies	Tachtile Systems Technology
Cutera	LeMaitre Vascular	View Ray
OrthoPediatrics

The companies in this compensation peer group were selected on the basis of their similarity to us in terms of industry and financial characteristics, as determined using the following primary criteria:

▪publicly traded health care supplies and equipment companies, and other health care companies, with a preference for companies that treat cardiovascular diseases;
▪headquartered in the United States;
▪revenues of ~0.4x to ~2.5x our annual revenue; and,
▪a range of ~0.4x to ~2.5x our market capitalization.

Where appropriate, the peer group was further refined by focusing on companies with strong one- and three-year revenue growth (where applicable), strong market cap-to-revenue multiples and companies with similar headcount.

The competitive data drawn from this compensation peer group is one of several factors that the compensation committee considers in making its decisions with respect to the compensation of our named executive officers. Although the compensation committee does not rely solely on benchmarking to determine any element of compensation or overall compensation, the Committee does believe that compensation data is important to assess whether our executive compensation falls within a competitive range against industry norms.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the business of the companies in the peer group.

Compensation Elements

In 2020, the three primary elements of our executive compensation program consisted of base salary, annual bonus opportunities, and long-term incentive compensation in the form of stock options and RSUs. Our executives also participate in the standard employee benefit plans available to most of our employees. In addition, our executives are eligible for post-employment (severance and change of control) payments and benefits under certain circumstances. Each of these compensation elements is discussed in detail below, including a description of the particular element and how it fits into our overall executive compensation and a discussion of the amounts of compensation paid to our executives, including our named executive officers, in 2020 under each of these elements.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a stable management team. Base salaries for our executives are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as equitable across the executive team.

Generally, we establish the initial base salaries of our executives through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executives. Thereafter, the compensation committee reviews the base salaries of our executives, including our named executive officers, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In March 2020, the compensation committee reviewed the base salaries of our executives, taking into consideration a competitive market analysis performed by Compensia and the recommendations of our Chief Executive Officer (except with respect to her own base salary), as well as the other factors described above. Following this review, the compensation committee set the base salaries of our executives at levels that it believed were appropriate to maintain their competitiveness. Furthermore, in September 2020 the compensation committee approved an additional base salary increase for Mr. Buchanan that was in effect as of October 2020 in connection with his promotion from Chief Financial Officer to Chief Operating Officer and Chief Financial Officer. The base salaries of our named executive officers in effect at the end of 2020 were as follows:

Named Executive Officer	2019 Base Salary	2020 Base Salary(1)	Percentage Adjustment
Erica J. Rogers	$430,000	$550,000	28%
Lucas W. Buchanan	$370,000	$460,000(2)	24%(2)
Andrew S. Davis	$435,000	$440,000	1%
Richard M. Ruedy	$300,000	$315,000	5%
_________________
(1) These base salaries were effective July 1, 2020 (or effective October 1, 2020 in the case of Mr. Buchanan).
(2) Mr. Buchanan’s salary was initially increased to $380,000 (3% increase) in July 2020 and subsequently increased to $460,000 (additional 21% increase) in October 2020 in connection with his promotion from Chief Financial Officer to Chief Operating Officer and Chief Financial Officer.

The base salaries paid to our named executive officers during 2020 are set forth in the “Fiscal 2020 Summary Compensation” table below.

Annual Bonuses

We use annual bonuses to motivate our executives, including our named executive officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executives. Annual bonuses are not guaranteed and may vary materially from year-to-year.

Typically, the compensation committee establishes bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executives for our actual corporate performance over our fiscal year. The bonus plan is designed to pay above-target bonuses when we exceed our annual corporate objectives and below-target bonuses when we do not achieve these objectives.

In February 2021, the compensation committee determined to award discretionary bonuses to our executives, including our named executive officers, pursuant to the bonus plan for 2020 (the “2020 Bonus Plan”). Under the 2020 Bonus Plan, the compensation committee had the authority to select the performance measures and related target levels applicable to the annual bonus opportunities for our named executive officers and other executives. The performance measures involving our financial results could be determined in accordance with GAAP, or such financial results could consist of non-GAAP financial measures, and any actual results were subject to adjustment by the compensation committee for one-time items or unbudgeted or unexpected items when determining whether the target levels for the performance measures had been met.

Under the 2020 Bonus Plan, the compensation committee could, in its sole discretion and at any time, increase, reduce, or eliminate a participant’s actual bonus payment, and/or increase, reduce, or eliminate the amount allocated to the bonus pool for the year. Further, the actual bonus payment could be below, at, or above a participant’s target bonus opportunity, in the compensation committee’s sole discretion. The compensation committee could determine the amount of any reduction or increase on the basis of such factors as it deemed relevant, and it was not required to establish any allocation or weighting with respect to the factors it considers.

Target Bonus Opportunities

In 2020, as part of its annual review of our executive compensation program, the compensation committee reviewed the target annual bonus opportunities for our executives, including our named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our Chief Executive Officer (except with respect to her own target bonus opportunity), as well as factors described in “Compensation-Setting Process” above. Following this review, the compensation committee determined that the target annual bonus opportunities for each of our named executive officers under the 2020 Bonus Plan, expressed as a percentage of his or her annual base salary in effect at the end of the year, were as follows:

Named Executive Officer	2020 Base Salary	2020 Target Bonus Opportunity (as a percentage of base salary)	2020 Target Bonus Opportunity
Erica J. Rogers	$550,000	75%	$412,500
Lucas W. Buchanan	$460,000	70%	$322,000
Andrew S. Davis	$440,000	50%	$220,000
Richard M. Ruedy	$315,000	40%	$126,000

Corporate Performance in Fiscal 2020 and Payouts

In light of the unprecedented impact of COVID-19 on the Company’s business and financial circumstances, our compensation committee determined that uncertainty from the crisis made it impracticable to establish meaningful financial performance targets for the fiscal 2020 performance period. Accordingly, our compensation committee did not establish formal objective performance metrics under our 2020 Bonus Plan for the fiscal 2020 performance period. Instead, given the uncertainty from the crisis caused by the impact of the COVID-19 global pandemic, the compensation committee decided to evaluate performance relative to specific financial, operating and strategic objectives that related to both near-term and long-term priorities of the Company following the completion of the fiscal 2020 performance period.

The specific financial measures and operating objectives considered by the compensation committee in February 2021 for purposes of determining discretionary payouts under the 2020 Bonus Plan were as follows:

▪Revenue for the full year 2020 was $75.2 million, an increase of $11.9 million or 19%, compared to 2019.
▪Gross profit for the full year 2020 was $53.9 million compared to $47.4 million for 2019.
▪Gross margin for the full year 2020 declined to 72% compared to 75% in 2019, predominantly driven by unfavorable production variances as a result of temporarily idled manufacturing operations due to COVID-19.
▪Even with temporarily idled manufacturing operations due to COVID-19, shipments to customers continued and all product ordered was delivered;
▪Operating expenses were $96.8 million for the full year 2020, compared to $75.5 million in 2019.
▪Loss from operations was $42.9 million for 2020, as compared to a loss of $28.1 million in 2019.
▪Through the COVID-19 pandemic, the leadership and employees of our Company demonstrated courage, flexibility and persistence in pursuit of business objectives through the following:
•continued support of cases in person where practical and virtually when COVID-19 limited our ability to work side by side with physicians,
•continued physician training through our TEST Drive program which pivoted to provide online education and small group or individual proctoring,
•continued recruitment, onboarding, and training of new employees,
•continued positive outcomes of external audits confirming robust quality processes,

•refinanced debt and raised additional funding,
•diversification of our stockholder base,
•compliance with SOX requirements, and
•development and implementation of new safety protocols and procedures for both headquarter and field employees;
▪Lastly, stockholder value increased as the stock price rose 56% over the full year, rising from $40.26 to $62.98.

Based on the assessment of the Company’s performance of these objectives while dealing with the impact of the COVID-19 global pandemic, the compensation committee approved bonus payouts of 96% of target for our named executive officers, with the exception of our Chief Executive Officer who elected to not receive any bonus payout for 2020. The following table sets forth the target annual bonus opportunities and the actual bonus payments made to our named executive officers for 2020:

Named Executive Officer	2020 Target Bonus Opportunity	Annual Payout as a Percent of 2020 Target Bonus Opportunity	2020 Target Bonus Award
Erica J. Rogers	$412,500	0%	$0(1)
Lucas W. Buchanan	$322,000	96%	$309,120
Andrew S. Davis	$220,000	96%	$211,200
Richard M. Ruedy	$126,000	96%	$120,960
_________________
(1) Ms. Rogers’ 2020 actual annual bonus payment would have been $396,000 with a payout of 96% of target; however, as noted previously, Ms. Rogers elected to not receive any bonus payout for 2020.

In February 2021, the compensation committee determined to provide 50% of bonus payouts in cash and the remaining 50% in fully vested RSUs, instead of cash, in order to conserve the Company’s cash and further align the interests of our named executive officers with our long-term growth. Actual RSUs were awarded on February 26, 2021 as a fixed dollar value converted to fully vested RSUs settled in shares of our common stock using the trailing 30-day average stock price.

The annual bonuses paid to our named executive officers for 2020 are set forth in the “Fiscal 2020 Summary Compensation” table below.

Long-Term Incentive Compensation

We use long-term incentive compensation in the form of equity awards to motivate our executives, including our named executive officers, by providing them with the opportunity to build an equity interest in the Company and to share in the potential appreciation of the value of our common stock. Historically, we have relied on options to purchase shares of our common stock. Beginning in 2020, after a review of competitive market data and an evaluation of our total rewards program, the compensation committee approved a change to our equity awards for our executive officers to grant a combination of both options to purchase shares of our common stock and time-based RSU awards that could vest and be settled for shares of our common stock. The compensation committee believe the RSU awards that may be settled for shares of our common stock provide additional alignment of the interests of our executive officers with the interests of our stockholders, place greater emphasis on our long-term financial performance and help satisfy our retention objectives. The compensation committee views equity awards, whether the awards are subject to time-based vesting requirements or are to be earned based on the attainment of specific performance objectives, are inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the shares of our common stock underlying these awards are ever earned or purchased. The compensation committee further believes these awards enable us to attract and retain key talent in our industry and aligns our executives’ interests with the long-term interests of our stockholders.

Generally, in determining the size of the equity awards granted to our executives the compensation committee takes into consideration the recommendations of our Chief Executive Officer (except with respect to her own equity award), as well as the factors described above. The compensation committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value.

In March 2020, the compensation committee approved equity awards for our executives, including our named executive officers, in recognition of our financial results and each executive officer’s individual performance for 2019. In determining the amount of each executive officer’s equity award, the compensation committee took into consideration the recommendations of our Chief Executive Officer (except with respect to her own equity award), as well as the factors described above. The compensation committee also considered the existing equity holdings of each executive officer, including the current economic value of their unvested equity awards and the ability of these unvested holdings to satisfy our retention objectives. These equity awards consisted of both options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock. In addition to awards made in March 2020, the compensation committee granted stock options and RSUs to Mr. Davis in connection with his promotion from Executive Vice President, Global Sales and Marketing to Chief Commercial Officer in July 2020 and granted stock options and RSUs to Mr. Buchanan in connection with his promotion from Chief Financial Officer to Chief Operating Officer and Chief Financial Officer in October 2020. The equity awards granted to our named executive officers in 2020 are shown in the table below.
2020 Grants of Plan-Based Awards

Named Executive Officer	Stock Options (number of shares)	RSU Award (number of shares)	Aggregate Equity Awards (grant date fair value)
Erica J. Rogers	91,950	13,375	$1,660,655
Lucas W. Buchanan(1)	79,120	26,171	$3,620,477
Andrew S. Davis(2)	38,275	5,575	$775,311
Richard M. Ruedy	22,950	3,350	$414,849
_________________
(1) Mr. Buchanan’s equity awards include 32,175 stock options at a stock price of $30.93 and 4,675 RSUs granted on 3/27/2020 and 46,945 stock options at a stock price of $69.94 and 21,496 RSUs granted on 11/6/2020. The November 2020 awards were granted in connection with his promotion from Chief Financial Officer to Chief Operating Officer and Chief Financial Officer.
(2) Mr. Davis’ equity awards include 32,175 stock options at a stock price of $30.93 and 4,675 RSUs granted on 3/27/2020 and 6,100 stock options at a stock price of $52.07 and 900 RSUs granted on 8/13/2020. The August 2020 awards were granted in connection with his promotion from Executive Vice President, Global Sales and Marketing to Chief Commercial Officer.

Stock Options

The options to purchase shares of our common stock granted to our executives, including the named executive officers, in 2020 were subject to a time-based vesting requirement providing that these options are to vest over a four-year period, with 1/48th of the total number of shares of our common stock subject to an option vesting on the one month anniversary of the vesting commencement date and as to 1/48th of the shares subject to the option each month thereafter, assuming the continued service of the applicable executive on each such vesting date.

Restricted Stock Units

The RSU awards granted to our executives, including the named executive officers, in 2020 were subject to a time-based vesting requirement providing that these awards are to vest over a four-year period, with 25% of the shares of our common stock subject to the award on the first anniversary of the vesting commencement date and as to 1/4th of the shares subject to the award each year thereafter, assuming the continued service of the applicable executive on each such vesting date.

The equity awards granted to our named executive officers in 2020 are set forth in the “Fiscal 2020 Summary Compensation” table and the “2020 Grants of Plan-Based Awards” table above.

Welfare and Health Benefits

We maintain a tax-qualified retirement plan under Section 401(k) of the Internal Revenue Code (the “Code”) for our employees, including our executives, who satisfy certain eligibility requirements, including requirements relating to age that provides them with an opportunity to save for retirement on a tax-advantaged basis. We intend for this plan to qualify under Sections 401(a) and 501(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until distributed from the applicable plan. In addition, all contributions are deductible by us when made.

All participant contributions are 100% vested when contributed under the plans. In 2020, we made matching contributions into the Section 401(k) plan for our employees, including our executives. Matching contributions vest over a three year period with one-third vesting each year. Under the plan, participants contributions are allocated to each participant’s individual account and are then invested in investment alternatives according to the participants’ directions.

In addition, we provide other benefits to our executives, including our named executive officers, on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide paid time off and other paid holidays to all employees, including our executives, and named executive officers. We do not offer our employees a non-qualified deferred compensation plan or pension plan.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices, the competitive market, and our employees' needs.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executives, including our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment and retention purposes. During 2020, none of the named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each named executive officer.

In the future, we may provide perquisites or other personal benefits to our executives in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executives more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Named Executive Officer Employment Letters

We have entered into a confirmatory employment letters with each of our named executive officers.

Erica J. Rogers
We entered into a confirmatory employment letter in March 2019 with Erica J. Rogers, our Chief Executive Officer. This letter has no specific term and provides for at-will employment. Ms. Roger’s current annual base salary is $550,000 and she is eligible to receive an annual performance bonus for fiscal year 2020 with a target amount determined as 75% of Ms. Roger’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by the board of directors.

Lucas W. Buchanan
We entered into a confirmatory employment letter in March 2019 with Lucas W. Buchanan, our Chief Operating Officer & Chief Financial Officer. This letter has no specific term and provides for at-will employment. Mr. Buchanan’s current annual base salary is $460,000 and he is eligible to receive an annual performance bonus for fiscal year 2020 with a target amount determined as 70% of Mr. Buchanan’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by our Chief Executive Officer and agreed with the compensation committee.

Andrew S. Davis
We entered into a confirmatory employment letter in March 2019 with Andrew S. Davis, our Chief Commercial Officer. This letter has no specific term and provides for at-will employment. Mr. Davis’s current annual base salary is $440,000 and he is eligible to receive an annual performance bonus for fiscal year 2020 with a target amount determined as 50% of Mr. Davis’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by our Chief Executive Officer and agreed with the compensation committee.

Richard M. Ruedy
We entered into a confirmatory employment letter in March 2019 with Richard M. Ruedy, our Executive Vice President of Clinical, Regulatory, and Quality Affairs. This letter has no specific term and provides for at-will employment. Mr. Ruedy’s current annual base salary is $315,000 and he is eligible to receive an annual performance bonus for fiscal year 2020 with a target amount determined as 40% of Mr. Ruedy’s annual base salary in effect at the end of the calendar year. The actual bonus amount to be determined based upon achievement of a mix of Company objectives established by our board of directors and also individual performance, as determined by our Chief Executive Officer and agreed with the compensation committee.

Executive Officer Change in Control and Severance Agreements

We have entered into change of control and severance agreements with each of our named executive officers, which superseded any and all previous severance and change of control arrangements we had entered into with these employees. Each of these agreements has an initial term of three years and automatic renewal for additional one-year terms unless either party provides written notice of nonrenewal. Under each of these agreements, if, within the period three months prior to and 12 months following a “change of control” (such period, the change in control period), we terminate the employment of the applicable employee without “cause” (excluding by reason of the employee’s death or “disability,”) or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive:

(i) a lump sum severance payment, less applicable withholdings, equal to the payment of employee’s base salary, as then in effect. For Ms. Rogers, severance is calculated as 18 months plus one additional month for each year she has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 24 months. For Mr. Buchanan and Mr. Ruedy, respectively, a severance payment of 12 months. For Mr. Davis, severance is calculated as 6 months plus one additional month for each year he has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 12 months.
(ii) a lump sum payment, less applicable withholdings, equal to a percentage of the employee’s annual target bonus for the year in which the termination occurs. For Ms. Rogers, such percentage is 100% of the target annual bonus in effect for the year plus 8.33% for each full year Ms. Rogers has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 200%. For Mr. Buchanan and Mr. Ruedy, respectively, such percentage is 100% of the target annual bonus in effect for the year. For Mr. Davis, such percentage is 50% of the target annual bonus in effect for the year plus 8.33% for each full year Mr. Davis has remained employed through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 100%.
(iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents through the applicable employee’s severance period, and
(iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards.

In addition, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee without cause (excluding by reason of the employee’s death or disability), or the employee resigns for good reason, and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive:
(i) a lump sum severance payment, less applicable withholdings. For Ms. Rogers, a payment equal to 12 months of her base salary, as then in effect. For Mr. Buchanan, and Mr. Ruedy, a payment of 9 months of their base salary, as then in effect. For Mr. Davis, a payment equal to six months of his average total annualized cash compensation, as measured over the prior 12-month period preceding Mr. Davis’ termination of employment, including salary, commissions and bonuses, and
(ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for 12 months for Ms. Rogers, nine months for Mr. Buchanan and Mr. Ruedy, and six months for Mr. Davis, respectively.

Under each of these agreements, in the event any payment to the applicable employee pursuant to his or her change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the employee will receive such payment as would entitle the employee to receive the greatest after-tax benefit, even if it means that we pay him or her a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

For more information, see “Executive Officer Change in Control and Severance Agreements” below.

Other Compensation Policies

Prohibition of Hedging and Pledging Securities

Our insider trading policies prohibit the members of our board and all employees, including our named executive officers, from engaging in derivative securities transactions, including hedging, with respect to our securities, and from pledging our securities as collateral for a loan or holding Company securities in a margin account. Named executive officers, our directors, and all employees are subject to certain pre-clearance procedures in order to trade in our securities or may trade pursuant to trading plans that comply with Rule 10b5-1.

Compensation Risk Assessment

The compensation committee has reviewed the concept of risk as it relates to our compensation programs and believes that risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The committee believes that our compensation programs do not foster undue risk-taking, because they focus on performance of Company-wide annual goals that are aligned with the long-term interests of our stockholders and they include risk control and mitigation factors.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Under Section 162(m) of the Code, compensation paid to our covered executive officers (including our Chief Executive Officer), except for certain grandfathered arrangements and certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO, will not be deductible to the extent it exceeds $1,000,000. In fiscal 2020, the compensation committee considered the potential future effects of Section 162(m) when determining named executive officer compensation and the compensation committee is expected to consider the potential future effects of Section 162(m) when determining future named executive officer compensation. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2020 and we have not agreed and are not otherwise obligated to provide any executive officers, including any named executive officer, with such a “gross-up” or other reimbursement payment.

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to recognize in our financial statements all share-based payment awards to employees, including grants of options to purchase shares of our common stock and RSU awards for shares of our common stock to our executive officers, based on their fair values. The application of ASC Topic 718 involves significant amounts of judgment in the determination of inputs into the Black-Scholes-Merton valuation model that we use to determine the fair value of stock options. These inputs are based upon assumptions as to the volatility of the underlying stock, risk free interest rates, and the expected life (term) of the options. As required under GAAP, we review our valuation assumptions at each grant date, and, as a result, our valuation assumptions used to value stock options granted in future periods may vary from the valuation assumptions we have used previously. For performance-based stock awards, we also must apply judgment in determining the periods when, and if, the related performance targets become probable of being met.

ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule).
Processes and Procedures for Compensation Decisions
Our compensation committee is responsible for the executive compensation programs for our executive officers and reports to our board of directors on its discussions, decisions and other actions. Our compensation committee reviews and approves corporate goals and objectives relating to the compensation of our Chief Executive Officer, evaluates the performance of our Chief Executive Officer in light of those goals and objectives and determines and approves the compensation of our Chief Executive Officer based on such evaluation. Our compensation committee has the sole authority to determine our Chief Executive Officer’s compensation. In addition, our compensation committee, in consultation with our Chief Executive Officer, reviews and approves all compensation for other officers, including the directors. Our Chief Executive Officer and Chief Financial Officer also make compensation recommendations for our other executive officers and initially propose the corporate and departmental performance objectives under our Executive Incentive Compensation Plan to the compensation committee.
The compensation committee is authorized to retain the services of one or more executive compensation and benefits consultants or other outside experts or advisors as it sees fit, in connection with the establishment of our compensation programs and related policies.
Fiscal 2020 Summary Compensation
The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our Chief Executive Officer and our two other most highly compensated executive officers in our fiscal year ended December 31, 2020. The individuals listed in the table below are our named executive officers for our fiscal year ended December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Erica J. Rogers(4)	2020	490,000	—	413,689	1,246,966	—	—	7,125	2,157,780
President, Chief Executive Officer and Director	2019	421,167	64,500	—	2,734,154	459,240	—	—	3,679,061
	2018	390,000	234,000	—	—	—	—	—	624,000
Lucas W. Buchanan(5)(6)	2020	395,000	309,120	1,648,028	1,972,449	—	—	11,113	4,335,710
Chief Operating Officer and Chief Financial Officer	2019	365,583	46,250	—	635,071	329,300	—	14,646	1,390,850
	2018	350,000	210,000	—	—		—	—	560,000
Andrew S. Davis(5)	2020	437,500	211,200	191,461	583,850	—	—	7,125	1,431,136
Chief Commercial Officer	2019	430,583	54,375	—	334,249	387,150	—	11,817	1,218,174
	2018	415,000	199,000	—	12,067	—	—	—	626,067
Richard M. Ruedy(5)(7)	2020	307,500	120,960	103,616	311,233	—	—	4,599	847,908
Executive Vice President of Regulatory Affairs, Clinical Affairs and Quality Assurance
_________________
(1)Amounts for 2018 reflect a year-end discretionary bonus paid on February 15, 2019. Amounts for 2019 reflect a year-end discretionary bonus paid on February 28, 2020. Amounts for 2020 reflect a year-end discretionary bonus paid on February 26, 2021, with 50% of the bonus paid in cash and 50% paid in the form of fully vested Restricted Stock Units, of which Mr. Buchanan received 2,676 shares, Mr. Davis received 1,828 shares, and Mr. Ruedy received 1,047 shares. Ms. Rogers elected to forego her 2020 year-end discretionary bonus of $396,000.
(2)The amounts reported represent the aggregate grant-date fair value of the stock awards and stock options awarded to the named executive officers calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value of the options reported in this column are set forth in the section in our Annual Report on Form 10-K for the year ended December 31, 2020 titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Common Stock Valuation and Stock-Based Compensation.”
(3)Non-Equity Incentive Plan Compensation amounts for 2019 for all named executive officers were paid on February 28, 2020, pursuant to our 2019 Bonus Plan, as described in the section below titled “Executive Compensation—Non-Equity Incentive Plan Compensation.”
(4)The amounts for 2020 represent amounts earned under the Company’s 401(k) matching contribution program, which vest over a three year period with one-third vesting each year. The 2020 amount for Mr. Buchanan also represents funds contributed to his health savings account in the amount of $3,988.
(5)Ms. Rogers’, Mr. Buchanan’s, Mr. Davis’ and Mr. Ruedy’s salaries were increased to $550,000, $380,000, $440,000 and $315,000 effective July 1, 2020, respectively. Mr. Davis has served as our Chief Commercial Officer since July 1, 2020 and previously served as our Executive Vice President, Global Sales and Marketing.
(6)Mr. Buchanan has served as our Chief Operating Officer and Chief Financial Officer since October 1, 2020 and previously served as our Chief Financial Officer. Mr. Buchanan’s salary was increased to $460,000 effective October 1, 2020.
(7)Mr. Ruedy was not disclosed as a named executive officer until 2020 as the Company was previously an Emerging Growth Company. Compensation information is not disclosed prior to 2020.
Non-Equity Incentive Plan Compensation

We provide each of our named executive officers an opportunity to receive formula-based incentive payments. The payments are based on a target incentive amount for each named executive officer.
Executive Officer Confirmatory Employment Letters
We have entered into confirmatory employment letters with each of our named executive officers. Each letter has no specific term and provides for at-will employment. Each letter also provides that for our 2020 fiscal year, the applicable employee will have the opportunity to earn a target annual cash bonus based on achieving performance objectives established by our board of directors or compensation committee equal to a percentage of the employee’s annual base salary. For detailed descriptions of the confirmatory employment letters of our named executive officers, see “Compensation Discussion and Analysis” above.
Executive Officer Change in Control and Severance Agreements
We have entered into change of control and severance agreements with each of our named executive officers, which superseded all previous severance and change of control arrangements we had entered into with these employees. Each of these agreements has a term of three years. Under each of these agreements, if, within the period three months prior to and 12 months following a “change of control” (such period, the change in control period), we terminate the employment of the applicable employee without “cause” (excluding by reason of the employee’s death or “disability,”) or the employee resigns for “good reason” (as such terms are defined in the employee’s change of control and severance agreement) and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive (i) a lump sum severance payment, less applicable withholdings, equal to the payment of employee’s base salary, as then in effect, of 18 months for Ms. Rogers, 12 months for Mr. Buchanan and Mr. Ruedy, and six months for Mr. Davis, plus, for Ms. Rogers and Mr. Davis, one additional month for each year the applicable employee has remained our employee through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 24 months for Ms. Rogers and 12 months for Mr. Davis, respectively (such monthly period, the severance period) (ii) a lump sum payment, less applicable withholdings, equal to a percentage of the employee’s annual target bonus for the year in which the termination occurs, with such percentage being 100% for Ms. Rogers, Mr. Buchanan and Mr. Ruedy and 50% for Mr. Davis, respectively, plus, for Ms. Rogers and Mr. Davis, 8.33% for each full year the applicable employee has remained our employee through the termination date (with partial years of employment rounded up to a whole year), up to a limit of 200% for Ms. Rogers and 100% for Mr. Davis, respectively, (iii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents through the applicable employee’s severance period (with an additional limit of 18 months for Ms. Rogers), and (iv) accelerated vesting as to 100% of the employee’s outstanding unvested equity awards.
In addition, under each of these agreements, if, outside of the change in control period, we terminate the employment of the applicable employee without cause (excluding by reason of the employee’s death or disability), or the employee resigns for good reason, and the employee executes a separation agreement and release of claims that becomes effective and irrevocable within 60 days following the employee’s termination, the employee is entitled to receive (i) a lump sum severance payment, less applicable withholdings, equal to the payment of, for Ms. Rogers and Mr. Buchanan, the employee’s base salary, as then in effect, for 12 months for Ms. Rogers, nine months for Mr. Buchanan and Mr. Ruedy, respectively, and for Mr. Davis, six months of Mr. Davis’ average total annualized cash compensation, as measured over the prior 12 month period preceding Mr. Davis’ termination of employment, including salary, commissions and bonuses, and (ii) reimbursement of premiums to maintain group health insurance continuation benefits pursuant to “COBRA” for the employee and the employee’s dependents for 12 months for Ms. Rogers, nine months for Mr. Buchanan and Mr. Ruedy, and six months for Mr. Davis, respectively.
Under each of these agreements, in the event any payment to the applicable employee pursuant to his or her change of control and severance agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended, or the Code (as a result of a payment being classified as a parachute payment under Section 280G of the Code), the employee will receive such payment as would entitle the employee to receive the greatest after-tax benefit, even if it means that we pay him or her a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a defined benefit pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2020.
Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding equity awards held by our named executive officers at December 31, 2020.

			Option Awards				Stock Awards
Name	Grant Date(1)	Vesting Commencement Date(2)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Erica J. Rogers	12/24/2014	12/24/2014	5,738	—	$1.46	12/24/2024	—	—
	12/3/2015	12/3/2015	140,862	—	$1.60	12/13/2025	—	—
	8/4/2016	8/4/2016	259,259	—	$1.60	8/4/2026	—	—
	9/30/2016	9/30/2016	330	—	$8.27	9/30/2026	—	—
	11/30/2017	8/1/2017	61,728	12,346	$6.11	11/30/2027	—	—
	11/30/2017	8/1/2017	305,554	61,112	$12.15	11/30/2027	—	—
	11/30/2017	8/1/2017	—	22,222	$12.15	11/30/2027	—	—
	4/3/2019	4/3/2019	126,234	176,728	$20.00	4/3/2029	—	—
	3/27/2020	3/1/2020	17,240	74,710	$30.93	3/27/2030	13,375	$842,358

Lucas W. Buchanan	12/3/2015	12/3/2015	157,409	—	$1.60	12/3/2025	—	—
	9/30/2016	9/30/2016	398	—	$8.27	9/30/2026	—	—
	11/30/2017	8/1/2017	17,690	14,360	$4.73	11/30/2027	—	—
	11/30/2017	8/1/2017	28,075	5,614	$12.15	11/30/2027	—	—
	11/30/2017	8/1/2017	—	25,847	$12.15	11/30/2027	—	—
	4/3/2019	4/3/2019	29,320	41,050	$20.00	4/3/2029	—	—
	3/27/2020	3/1/2020	6,032	26,143	$30.93	3/27/2030	4,675	$294,432
	11/6/2020	10/1/2020	1,956	44,989	$69.94	11/6/2030	21,496	$1,353,818

Andrew S. Davis	6/23/2015	5/5/2015	45,161	—	$1.46	6/23/2025	—	—
	12/3/2015	12/3/2015	45,780	—	$1.60	12/3/2025	—	—
	11/30/2017	8/1/2017	70,215	14,044	$4.73	11/30/2027	—	—
	11/30/2017	8/1/2017	—	36,111	$4.73	11/30/2027	—	—
	9/13/2018	8/1/2018	1,727	1,235	$6.11	9/13/2028	—	—
	4/3/2019	4/3/2019	15,432	21,605	$20.00	4/3/2029	—	—
	3/27/2020	3/1/2020	6,032	26,143	$30.93	3/27/2030	4,675	$294,432
	8/13/2020	7/1/2020	635	5,465	$52.07	8/13/2030	900	$56,682

Richard M. Ruedy	8/4/2016	8/4/2016	25,925	—	$1.60	8/4/2026	—	—
	9/30/2016	9/30/2016	4	—	$8.27	9/30/2026	—	—
	11/30/2017	8/1/2017	16,851	3,371	$4.73	11/30/2027	—	—
	11/30/2017	8/1/2017	—	8,666	$4.73	11/30/2027	—	—
	4/3/2019	4/3/2019	37,808	52,932	$20.00	4/3/2029	—	—
	3/27/2020	3/1/2020	4,303	18,647	$30.93	3/27/2030	3,350	$210,983
________________
(1)Each of the outstanding equity awards was granted pursuant to our 2007 Stock Plan or 2019 Equity Incentive Plan. No additional awards may be granted under the 2007 Stock Plan, and all awards granted under the 2007 Stock Plan that are repurchased, forfeited, expire, are cancelled or otherwise not issued become available for grant under the 2019 Equity Incentive Plan in accordance with its terms.

(2)Options generally vest over four years from the vesting commencement date in 48 equal monthly amounts, subject to continued service through each such vesting date, provided that the option grants to (w) Ms. Rogers on November 30, 2017 for 74,074 and 388,888 shares, respectively, (x) Mr. Buchanan on November 30, 2017, for 86,157 and 59,536 shares, respectively, (y) Mr. Davis on November 30, 2017, for 120,370 shares, and (z) Mr. Ruedy on November 30, 2017, for 28,888 shares, will accelerate and fully vest if the applicable optionee experiences an involuntary termination under certain circumstances within the 12 month period following a change in control of the Company. The option grants to (i) Ms. Rogers on November 30, 2017, for 22,222 shares, (ii) Mr. Buchanan on November 30, 2017, for 25,847 shares, (iii) Mr. Davis on November 30, 2017, for 36,111 shares, and (iv) Mr. Ruedy on November 30, 2017, for 8,666 shares, all vest upon the earlier of a change in control of the Company or the two year anniversary of the initial public offering of the Company’s common stock, provided that each such option will accelerate and fully vest upon the involuntary termination of the applicable optionee under certain circumstances. The option grant to Mr. Buchanan on December 3, 2015 for 226,995 shares vested 85,122 shares on the vesting commencement date and the remaining shares vested over thirty months from the vesting commencement date in equal monthly amounts. The option grants to Mr. Davis on June 23, 2015 and September 13, 2018 for 138,893 shares and 2,962 shares, respectively, vest over four years from the vesting commencement date, with 25% vested on the one year anniversary of the vesting commencement date, and with the remaining amount vesting monthly over the subsequent 36 months in equal amounts. Restricted stock units vest over four years on each one-year anniversary of the vesting commencement date, subject to continued service through each such vesting date.
(3)This column represents the fair market value of our common stock on the date of grant, as determined by our board of directors.
(4)The market value is based on $62.98, the closing stock price of our common stock on December 31, 2020.
Equity Compensation Plan Information
All of our equity compensation plans have been approved by our stockholders. The following table provides information as of December 31, 2020, with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plan Approved by Stockholders (1)	4,306,224	$16.56	1,790,687
Equity Compensation Plan Not Approved by Stockholders	—	$—	—
Total	4,306,224		1,790,687
_________________
(1)Includes the following plans: 2007 Stock Option Plan, NeuroCo 2015 Equity Incentive Plan, 2019 Equity Incentive Plan (“2019 Plan”), and 2019 Employee Stock Purchase Plan (“2019 ESPP”). Our 2019 Plan provides that on January 1st of each fiscal year commencing in 2020 and ending on (and including) January 1, 2029, the number of shares authorized for issuance under the 2019 Plan is automatically increased by a number equal to the lesser of (i) 3,000,000 shares; (ii) 4.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year or; (iii) such other amount as our board of directors may determine. Our 2019 ESPP provides that on January 1st of each fiscal year commencing in 2020 and ending on (and including) January 1, 2039, the number of shares authorized for issuance under the 2019 ESPP is automatically increased by a number equal to the lesser of (i) 434,000 shares; (ii) 1.0% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year; or (iii) such other amount as our board of directors may determine.
(2)The weighted average exercise price relates solely to outstanding stock option shares.
COMPENSATION COMMITTEE REPORT
The compensation committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement.
Respectfully submitted by the members of the compensation committee of the board of directors:
Rick D. Anderson (Chairperson)
Kevin J. Ballinger
Donald J. Zurbay

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of February 28, 2021 for:
•each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;
•each of our executive officers;
•each of our directors and nominees for director; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of our capital stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 34,365,398 shares of our common stock outstanding as of February 28, 2021. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options held by the person that are currently exercisable or exercisable within 60 days of February 28, 2021. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Silk Road Medical, Inc., 1213 Innsbruck Drive, Sunnyvale, California 94089. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned
Name of Beneficial Owner	Number of Shares	Percentage
5% and Greater Stockholders:
Entities affiliated with BlackRock(1)	2,999,313	8.7%
Entities affiliated with The Vanguard Group(2)	2,855,866	8.3%
Entities affiliated with Wasatch Global Advisors(3)	2,630,013	7.7%
Entities affiliated with AllianceBernstein(4)	2,352,127	6.8%
Entities affiliated with Capital World Investors(5)	2,163,000	6.3%
Executive Officers and Directors:
Erica J. Rogers(6)	1,173,185	3.4%
Lucas W. Buchanan(7)	414,553	1.2%
Andrew S. Davis(8)	236,895	*
Richard M. Ruedy(9)	231,280	*
Elizabeth H. Weatherman(10)	318,421	*
Tony M. Chou, M.D.(11)	104,005	*
Rick D. Anderson(12)	591	*
Kevin J. Ballinger(13)	681	*
Jack W. Lasersohn(14)	17,580	*
Donald J. Zurbay(15)	138,047	*
All executive officers and directors as a group (10 persons)(16)	2,635,238	7.7%
_________________

*      Represents ownership of less than 1%.
(1)Consists of 2,999,313 shares of common stock held by entities affiliated with BlackRock, Inc., based on information provided by BlackRock, Inc. in Schedule 13G filed with the SEC on February 2, 2021. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(2)Consists of 2,855,866 shares of common stock held by entities affiliated with The Vanguard Group, based on information provided by The Vanguard Group in Schedule 13G filed with the SEC on February 10, 2021. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)Consists of 2,630,013 shares of common stock held by entities affiliated with Wasatch Advisors, Inc., based on information provided by Wasatch Advisors, Inc. in Schedule 13G filed with the SEC on February 11, 2021. The business address for Wasatch Advisors, Inc. is 505 Wakara Way, Salt Lake City, UT 84108.
(4)Consists of 2,352,157 shares of common stock held by entities affiliated with AllianceBernstein L.P., based on information provided by AllianceBernstein L.P. in Schedule 13G filed with the SEC on February 8, 2021. The business address for AllianceBernstein L.P. is 1345 Avenue of the Americas, New York, NY 10105.
(5)Consists of 2,163,000 shares of common stock held by entities affiliated with Capital World Investors, based on information provided by Capital World Investors in Schedule 13G filed with the SEC on February 16, 2021. The business address for Capital World Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.
(6)Consists of (i) 98,233 shares of common stock held directly by Ms. Rogers, (ii) 83,843 shares of common stock held by Kevin J. Surace and Erica J. Rogers, as Trustees of The Surace/Rogers Family Trust, and (iii) 987,766 shares of common stock issuable pursuant to options exercisable and 3,343 restricted stock units vesting within 60 days of February 28, 2021 held directly by Ms. Rogers.
(7)Consists of (i) 140,194 shares of common stock held directly by Mr. Buchanan, (ii) 13,518 shares of common stock held by the Buchanan Grandchildren’s Irrevocable Trust, and (iii) 259,673 shares of common stock issuable pursuant to options exercisable and 1,168 restricted stock units vesting within 60 days of February 28, 2021 held directly by Mr. Buchanan.
(8)Consists of (i) 15,533 shares of common stock held directly by Mr. Davis, and (ii) 220,194 shares of common stock issuable pursuant to options exercisable and 1,168 restricted stock units vesting within 60 days of February 28, 2021 held directly by Mr. Davis.
(9)Consists of (i) 125,465 shares of common stock held directly by Mr. Ruedy, (ii) 70 shares of common stock held by Linda Ruedy, and (iii) 104,908 shares of common stock issuable pursuant to options exercisable and 837 restricted stock units vesting within 60 days of February 28, 2021 held directly by Mr. Ruedy.
(10)Consists of (i) 275,394 shares of common stock held directly by Ms. Weatherman, and (ii) 43,027 shares of common stock issuable pursuant to options held directly by Ms. Weatherman and exercisable within 60 days of February 28, 2021.
(11)Consists of (i) 96,715 shares of common stock held directly by Dr. Chou, and (ii) 7,290 shares of common stock issuable pursuant to options held directly by Dr. Chou exercisable within 60 days of February 28, 2021.
(12)Consists of 591 shares of common stock issuable pursuant to options held directly by Mr. Anderson exercisable within 60 days of February 28, 2021.
(13)Consists of 681 shares of common stock issuable pursuant to options held directly by Mr. Ballinger exercisable within 60 days of February 28, 2021.
(14)Consists of (i) 4,125 shares of common stock held directly by Mr. Lasersohn, (ii) 5,427 shares held by Millennium Trust LLC FBO Jack Lasersohn and (iii) 8,028 shares of common stock issuable pursuant to options held directly by Mr. Lasersohn exercisable within 60 days of February 28, 2021.
(15)Consists of 138,047 shares of common stock issuable pursuant to options held directly by Mr. Zurbay exercisable within 60 days of February 28, 2021.
(16)Consists of (i) 858,517 shares of common stock held by our current directors and officers and entities affiliated with certain of our current directors and officers, (ii) 1,770,205 shares of common stock issuable pursuant to stock options held by such directors and officers and exercisable within 60 days of February 28, 2021, and (iii) 6,516 restricted stock units held by such officers vesting within 60 days of February 28, 2021.

RELATED PERSON TRANSACTIONS
There were no transactions or similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related person), had or will have a direct or indirect material interest.
Change of Control and Severance Agreements
We have entered into change of control and severance agreements with our named executive officers. See “Executive Compensation— Executive Officer Change in Control and Severance Agreements.”
We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Policies and Procedures for Related Party Transactions
Our board of directors has approved a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2020, all of our officers, directors and greater than 10% beneficial owners have complied with Section 16(a) filing requirements on a timely basis, with the exception of the following report:

Name	Transaction Date	Filing Date
Ruoxi Chen	7/8/2020	7/13/2020
Fiscal Year 2020 Annual Report and SEC Filings
Our financial statements for the year ended December 31, 2020 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at www.silkroadmed.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our annual report without charge by sending a written request to Silk Road Medical, Inc., Attention: Investor Relations, 1213 Innsbruck Drive, Sunnyvale, California 94089.
*          *          *
The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.
It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

By Order of the Board of Directors,

/s/ Jack W. Lasersohn
Jack W. Lasersohn Chairperson of the Board of Directors Sunnyvale, California April 26, 2021

APPENDIX A

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION
TO PHASE OUT THE CLASSIFIED STRUCTURE OF OUR BOARD OF DIRECTORS

The following is the proposed certificate of amendment as described in Proposal No. 2. The text in Article V indicated by underline will be added, and the text indicated by strike-through will be deleted.

****************************

CERTIFICATE OF AMENDMENT TO
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SILK ROAD MEDICAL, INC.

Silk Road Medical, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Silk Road Medical, Inc., and the original Certificate of Incorporation of this Corporation was filed with the Secretary of State of the State of Delaware on March 21, 2007.

SECOND: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation in accordance with Section 242 of the Delaware General Corporation Law.

THIRD: Article V of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

5.1 General Powers . The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

5.2 Number of Directors; Election; Term.

(a) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, the number of directors that constitutes the entire Board of Directors shall be fixed solely by resolution of the Board of Directors.

(b) Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, effective upon the closing date (the “ Effective Date ”) of the initial sale of shares of common stock in the Corporation’s initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, the directors of the Corporation ~~shall be~~ were divided into three classes as nearly equal in size as is practicable, ~~hereby~~ designated Class I, Class II and Class III. ~~The initial assignment of members of the Board of Directors to each such class shall be made by the Board of Directors.~~ The term of office of the initial Class I directors shall expire at the first regularly-scheduled annual meeting of the stockholders following the Effective Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Effective Date and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders, commencing with the first regularly-scheduled annual meeting of stockholders following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified. Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, if the number of directors that constitutes the Board of Directors is changed, any newly created directorships or decrease in directorships shall be so apportioned by the Board of Directors among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Notwithstanding the foregoing, at the 2022 annual meeting of the stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2023 annual meeting of the stockholders; at the 2023 annual meeting of the stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2024 annual meeting of the stockholders; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of the stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified and, commencing with the 2024 annual meeting of the stockholders, the classification of the Board of Directors shall cease.

(c) Notwithstanding the foregoing provisions of this Section 5.2, and subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

(d) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

5.3 Removal . Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, a director may be removed from office ~~by the stockholders of the corporation only for cause~~ in the manner provided in Section 141(k) of the DGCL.

5.4 Vacancies and Newly Created Directorships . Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, and except as otherwise provided in the DGCL, vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been assigned by the Board of Directors and until his or her successor shall be duly elected and qualified.

SILK ROAD MEDICAL, INC.
1213 INNSBRUCK DR.
SUNNYVALE, CA 94089

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D52737-P56200

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SILK ROAD MEDICAL, INC.

The board of directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two Class II directors to serve until our 2024 annual meeting of stockholders and until their successors are duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kevin J. Ballinger
02) Tony M. Chou, M.D.

The board of directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To adopt and approve amendment to our Certificate of Incorporation to phase out the classified structure of our board of directors.	☐	☐	☐
3. To approve Named Executive Officer Compensation on an advisory basis.	☐	☐	☐

The board of directors recommends you vote 1 YEAR on the following proposal:

	1 Year	2 Years	3 Years	Abstain
4. The frequency of advisory votes on Named Executive Officer Compensation on an advisory basis.	☐	☐	☐	☐

The board of directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D52738-P56200

SILK ROAD MEDICAL, INC.
Proxy is being Solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
June 17, 2021

The Stockholder(s) hereby appoint(s) Erica J. Rogers and Lucas W. Buchanan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Silk Road Medical, Inc. that the stockholders is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 p.m. Pacific Time on June 17, 2021, at 1213 Innsbruck Drive, Sunnyvale, California 94089, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side